EXHIBIT 99.1

Selected Financial Data

(in millions, except per-share amounts and ingot prices)

For the year ended December 31	2005	2004	2003	2002	2001

Sales	$25,568	$22,609	$20,282	$19,164	$21,190
Income from continuing operations	1,257	1,369	1,012	478	911
Loss from discontinued operations	(22)	(59)	(27)	(92)	(3)
Cumulative effect of accounting changes	(2)	—	(47)	34	—
Net income	1,233	1,310	938	420	908
Earnings (loss) per share:
Basic:
Income from continuing operations	1.44	1.57	1.18	.56	1.06
Loss from discontinued operations	(.03)	(.07)	(.03)	(.11)	—
Cumulative effect of accounting changes	—	—	(.06)	.04	—

Net income	1.41	1.50	1.09	.49	1.06
Diluted:
Income from continuing operations	1.43	1.56	1.18	.56	1.05
Loss from discontinued operations	(.03)	(.07)	(.04)	(.11)	—
Cumulative effect of accounting changes	—	—	(.06)	.04	—

Net income	1.40	1.49	1.08	.49	1.05

Alcoa’s average realized price per metric ton of aluminum ingot	2,044	1,867	1,543	1,455	1,587
LME average 3-month price per metric ton of aluminum ingot	1,900	1,721	1,428	1,365	1,454

Cash dividends paid per common share	.60	.60	.60	.60	.60
Total assets	33,696	32,609	31,711	29,810	28,355
Short-term borrowings	300	267	50	34	163
Commercial paper	912	630	—	665	220
Long-term debt	5,337	5,402	7,216	7,784	6,264

The financial information for all prior periods has been reclassified to reflect assets held for sale and discontinued operations. See Note B to the Consolidated Financial Statements for further information.

In addition to the operational results presented in Management’s Discussion and Analysis of Financial Condition and Results of Operations, other significant items that impacted results included, but were not limited to, the following:

2005:	Acquisitions and dispositions of businesses, restructuring and other charges, the sale of investments, and a tax benefit resulting from the finalization of certain tax reviews and audits
2004:	Disposition of businesses, restructuring and other charges, changes in the provision for income taxes, the restructuring of debt and associated settlement of interest rate swaps, the effects of the Bécancour strike, the sale of a portion of Alcoa’s interest in the Juruti bauxite project, environmental charges, the termination of an alumina tolling arrangement, and discontinued operations
2003:	Acquisitions and dispositions of businesses, restructuring and other charges, insurance settlements related to environmental matters, changes in the provision for income taxes, discontinued operations, and the adoption of a new accounting standard
2002:	Restructuring and other charges, the adoption of new accounting standards, goodwill impairment, and discontinued operations
2001:	Restructuring and other charges, dispositions of businesses, and various charges to cost of goods sold and selling, general administrative, and other expenses

The data presented in the Selected Financial Data table should be read in conjunction with the information provided in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Notes to the Consolidated Financial Statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(dollars in millions, except per-share amounts and ingot prices; shipments in thousands of metric tons [mt])

Overview

Our Business

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling. Aluminum is a commodity that is traded on the London Metal Exchange (LME) and priced daily based on market supply and demand. Aluminum and alumina represent approximately three-fourths of Alcoa’s revenues, and the price of aluminum influences the operating results of Alcoa. Nonaluminum products include precision castings, industrial fasteners, consumer products, food service and flexible packaging products, plastic closures, and electrical distribution systems for cars and trucks. Alcoa’s products are used worldwide in aircraft, automobiles, commercial transportation, packaging, consumer products, building and construction, and industrial applications.

Alcoa is a global company operating in 42 countries. North America is the largest market with 61% of Alcoa’s revenues. Europe is also a significant market with 24% of the company’s revenues. In addition, Alcoa has investments and activities in Australia, Brazil, China, Iceland, Jamaica, Russia, and Trinidad, which present opportunities for substantial growth. Governmental policies and other economic factors, including inflation and fluctuations in foreign currency exchange rates and interest rates, affect the results of operations in these countries.

Management Review of 2005 and Outlook for the Future

Alcoa aspires to be the best company in the world. As part of that mission, Alcoa strives to attain certain financial goals to improve both short-term and long-term profitability, while positioning the company to be successful in the future.

In 2005, Alcoa focused on long-term value creation through living our values, executing our growth strategy, controlling costs and capital, and strategically managing our portfolio of businesses. These actions contributed to the following achievements:

•	Highest annual sales in company history of $25,568, reflecting revenue growth of $2,959, or 13%, over 2004;
•	Income from continuing operations of $1,257, despite the challenge of significantly higher expenses for raw materials, energy, and other cost inflation;
•	Cash from operations of $1,676, including a $300 discretionary pension contribution;
•	Continued execution of our growth strategy, with significant investments in refinery expansions, smelter expansions and modernizations, as well as new smelter construction in Iceland; and
•	Debt-to-capital ratio of 30.8%, well within our target range of 25% to 35%, considering $2,138 in capital expenditures.

In 2005, the company’s results were positively impacted by the following: higher realized prices for aluminum and alumina; higher demand in downstream markets, particularly in higher value-added markets such as aerospace and commercial transportation; the sale of Alcoa’s stake in Elkem ASA; an income tax benefit resulting from the finalization of certain tax reviews and audits; and the sale of railroad assets. In 2005, Alcoa’s revenues rose to the highest level in company history while the company continued to significantly expand and plan future growth. During 2005, the company was also faced with a number of challenges, including higher than expected costs for energy and raw materials, restructuring costs driven by a new global business structure designed to optimize operations, integration of the acquired Russian facilities, the impact of Gulf Coast hurricanes, and business interruptions due to unplanned outages and labor strikes in Europe.

As we look to 2006 and beyond, we will work toward the following goals:

•	Managing our portfolio of businesses by monitoring the progress of underperforming assets and making appropriate adjustments to strengthen the portfolio;
•	Capitalizing on strong markets, using technology as an advantage, and continuing to fully integrate investments in Russia and China;
•	Expanding our global reach to better serve customers, to improve competitiveness, and to grow our businesses. Alcoa is taking the following actions to achieve these goals: purchasing fabricating facilities in Russia and a rolling mill in China; expanding rolling capacity in the U.S. and England; and positioning our primary businesses lower on the cost curve by (i) opening a bauxite mine in Brazil, (ii) expanding alumina refinery capacity in Australia, Jamaica, and Brazil, (iii) expanding smelting capacity in Brazil, and (iv) constructing a smelter in Iceland and an anode facility in Norway. Capital expenditures for these major growth projects and other sustaining projects are projected to be in the range of $2,500 to $3,000 in 2006. These projects are outlined in more detail under Segment Information, Liquidity and Capital Resources, and Contractual Obligations and Off-Balance Sheet Arrangements; and
•	Continuing to drive operational excellence through deployment of the Alcoa Business System (ABS), while focusing on cost savings to offset increased energy and input costs for raw materials.

Forward-Looking Statements

Certain statements in this report under this caption and elsewhere relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements also include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. For a discussion of some of the specific factors that may cause such a difference, see Notes N and Y to the Consolidated Financial Statements and the disclosures included under

Segment Information and Market Risks and Derivative Activities. For additional information on forward-looking statements and risk factors, see Alcoa’s Form 10-K, Part I, Item 1A. Alcoa disclaims any intention or obligation (other than as required by law) to update or revise any forward-looking statements.

Results of Operations

Earnings Summary

Alcoa’s income from continuing operations for 2005 was $1,257, or $1.43 per diluted share, compared with $1,369, or $1.56 per share in 2004. The highlights for 2005 include: higher realized prices for alumina and aluminum as LME prices increased by 10% over 2004 levels; increased sales across all segments; higher demand in upstream businesses and in downstream businesses serving the aerospace, commercial transportation, industrial products, distribution, packaging, and building and construction markets; a $180 net gain related to the sale of Alcoa’s stake in Elkem ASA; a $120 tax benefit related to the finalization of certain tax reviews and audits during the second quarter of 2005; and a $37 gain on the sale of railroad assets.

These positive contributions were more than offset in 2005 by the following: significant cost increases for energy and raw materials; the impact of a weakened U.S. dollar against other currencies, primarily the Canadian dollar and the Euro; restructuring charges of $190 associated with the global realignment of Alcoa’s organization structure designed to streamline operations; operating losses of $69 related to the acquired facilities in Russia; a $58 charge for the closure of the Hamburger Aluminium-Werk facility in Germany; an increase in environmental reserves, principally related to the closed East St. Louis, IL facility; an increase in legal reserves, primarily due to litigation involving a closed Howmet facility; and higher costs associated with hurricanes and business interruptions.

Net income for 2005 was $1,233, or $1.40 per diluted share, compared with $1,310, or $1.49 per share, in 2004. Net income of $1,233 in 2005 included losses from discontinued operations of $22, comprised of $21 in net operating income, offset by $43 related to net losses on businesses impaired or sold.

Alcoa’s income from continuing operations for 2004 was $1,369, or $1.56 per diluted share, compared with $1,012, or $1.18 per share, in 2003. The increase in income from continuing operations was primarily due to higher realized prices for alumina and aluminum; improved profitability across five of six segments; a $38 gain related to the retirement of debt and associated interest rate swap settlement; a $37 gain on the sale of a portion of Alcoa’s interest in the Juruti bauxite project to Alumina Limited; continued focus on completion of divestitures, which included a $61 gain on the sale of the specialty chemicals business; and a $15 gain from the termination of an alumina tolling arrangement. Partially offsetting these increases were higher energy and raw materials costs, the unfavorable impact of the U.S. dollar against foreign currencies, the impact of a strike at the Bécancour smelter; a

$41 increase in environmental and legal reserves, principally related to the Grasse River site and El Campo, and the absence of $79 in insurance settlements that occurred in 2003.

Net income for 2004 was $1,310, or $1.49 per diluted share, compared with $938, or $1.08 per share, in 2003. Net income of $1,310 in 2004 included losses of $59 in discontinued operations, comprised of $89 in impairment charges to reflect the estimated fair values of the protective packaging business, the telecommunications business, and a small casting business, somewhat offset by net operating income of $25 and a net gain of $5 on divested businesses.

Sales—Sales for 2005 were $25,568 compared with sales of $22,609 in 2004, an increase of $2,959, or 13%. The 9% increase in the realized price of aluminum and the 14% increase in the realized price of alumina contributed to the increase in sales over the prior year, as approximately one-half of the increase in sales was due to higher realized prices. Demand increased in upstream businesses and in downstream businesses serving the aerospace, commercial transportation, industrial products, distribution, packaging, and building and construction markets. The acquisition of two Russian fabricating facilities provided $449 in additional revenue in 2005. In addition, higher sales related to metal purchased and subsequently resold and favorable foreign currency exchange movements positively impacted 2005. These positive contributions more than offset the sales decreases from the divestitures in 2004 of Alcoa’s specialty chemicals business, the Russellville, AR and St. Louis, MO foil facilities, and the European and Brazilian extrusion facilities.

Sales in 2004 were $22,609 compared with sales of $20,282 in 2003, an increase of $2,327, or 11%. The 21% increase in the realized price of aluminum and 23% increase in the realized price of alumina contributed significantly to the increase in sales over the prior year, as two-thirds of the increase in sales was due to higher realized prices. Demand increased in downstream businesses serving the commercial transportation, building and construction, aerospace, and packaging markets. In addition, the acquisition of the remaining 50% of KAAL Australia in October 2003 provided $370 in additional revenue in 2004. Partly offsetting these increases were sales decreases due to the divestitures noted above.

Cost of Goods Sold—COGS as a percentage of sales was 81.0% in 2005 compared with 79.3% in 2004. Increased realized prices for alumina and aluminum and higher volumes were more than offset by increased costs for raw materials and energy, Russian operating costs, unfavorable foreign currency exchange movements, costs associated with hurricanes and business interruptions, and an increase in environmental and legal reserves.

COGS as a percentage of sales was 79.3% in 2004 compared with 79.4% in 2003. Increased realized prices for alumina and aluminum, higher volumes, and cost savings were mostly offset by higher costs associated with energy and raw materials, the

Bécancour strike, an increase of $42 in environmental reserves, and unfavorable foreign currency exchange movements.

Selling, General Administrative, and Other Expenses—SG&A expenses were $1,295, or 5.1% of sales, in 2005 compared with $1,194, or 5.3% of sales, in 2004. Expenses increased by $101 primarily due to the acquisition of two Russian facilities.

SG&A expenses were $1,194, or 5.3% of sales, in 2004 compared with $1,173, or 5.8% of sales, in 2003. Expenses increased by $21 due to unfavorable foreign currency exchange movements, increased bad debt expense, and stock awards granted in 2004, somewhat offset by lower deferred compensation costs.

Research and Development Expenses—R&D expenses were $192 in 2005 compared with $178 in 2004 and $187 in 2003. The increase in 2005 was principally due to increased spending in the Primary Metals segment related to inert anode technology. The decrease in 2004 compared with 2003 was primarily driven by Alcoa’s continued focus to reduce spending and control costs.

Provision for Depreciation, Depletion, and Amortization—The provision for depreciation, depletion, and amortization was $1,256 in 2005 compared with $1,177 in 2004. The increase of $79, or 7%, was primarily caused by a higher asset base due to the acquisition of two Russian fabricating facilities and unfavorable foreign currency exchange movements.

The provision for depreciation, depletion, and amortization was $1,177 in 2004 compared with $1,149 in 2003. The increase of $28, or 2%, was primarily caused by unfavorable foreign currency exchange movements.

Restructuring and Other Charges—Restructuring and other charges for each of the three years in the period ended December 31, 2005, were comprised of:

	2005	2004	2003

Asset impairments	$86	$6	$—
Layoff costs	238	40	44
Other costs	16	—	—
Gain on sale of specialty chemicals business	—	(53)	—
Net reversals of previously recorded layoff and other costs*	(48)	(15)	(38)
Net reversals of previously recorded gains/losses on assets held for sale	—	—	(33)

Restructuring and other charges	$292	$(22)	$(27)

*	Reversals of previously recorded layoff and other costs resulted from changes in facts and circumstances that led to changes in estimated costs.

2005 Restructuring Program—As a result of the global realignment of Alcoa’s organization structure, designed to optimize operations in order to better serve customers, a restructuring plan was developed to identify opportunities to streamline operations on a global basis. The restructuring program consisted of the elimination of jobs across all segments of the company, various plant closings and consolidations, and asset disposals. Restructuring charges of $292 ($190 after tax and minority interests) were recorded in 2005 and were comprised of the following components: $238 of charges for employee termination and severance costs associated with approximately 8,450 salaried and hourly employees, spread globally across the company; $86 related to asset impairments for structures, machinery, and equipment; and $16 for exit costs, consisting primarily of accelerated depreciation associated with assets for which the useful life has been changed due to plans to close certain facilities in the near term. Reversals of previously recorded layoff and other costs were primarily due to Alcoa’s decision to sell certain locations that it previously planned to shut down in 2005. Alcoa expects the implementation of this restructuring plan to eliminate approximately $200 (pretax) from its cost base when completed.

Alcoa does not include restructuring and other charges in the segment results. The pretax impact of allocating restructuring and other charges to the segment results would have been:

	2005	2004	2003

Alumina	$6	$(48)	$(1)
Primary Metals	36	(1)	4
Flat-Rolled Products	15	1	13
Extruded and End Products	70	9	7
Engineered Solutions	109	8	(11)
Packaging and Consumer	39	10	(44)

Segment total	275	(21)	(32)
Corporate	17	(1)	5

Total restructuring and other charges	$292	$(22)	$(27)

The following discussion details the significant components of the 2005 restructuring program:

– In December 2005, the company temporarily curtailed production at its Eastalco, MD smelter because it was not able to secure a new, competitive power supply for the facility. A charge of $14 was recorded for the termination of approximately 550 people.

– The automotive operations, included in the Engineered Solutions segment, were restructured to improve efficiencies and included the following actions:

•	A restructuring of the cast auto wheels business occurred, which ultimately included the sale of the wheels facility in Italy. Total charges recorded in 2005 were $71, consisting of $15 for severance costs associated with approximately 450 employees, $46 for asset impairments, and $10 loss on sale of the facility in Italy.
•	Headcount reductions in the AFL automotive business resulted in a charge of $27 for the termination of approximately 3,900 employees, primarily in Mexico.

– The global extruded and end products businesses were restructured to optimize operations and increase productivity and included the following actions:

•	Headcount reductions across various businesses resulted in a charge of $50 for the termination of 1,050 employees in the U.S., Europe, and Latin America.
•	Charges of $15 were recorded for asset disposals at various U.S. and European extrusion plants related to certain assets which the businesses have ceased to operate.

– The restructuring associated with the packaging and consumer businesses consisted of plant consolidations and closures designed to strengthen the operations, resulting in charges of $39, comprised of $23 for the termination of 1,620 employees primarily in the U.S., $8 for asset disposals, and $8 for other exit costs. Other exit costs primarily consisted of accelerated depreciation.

Employee termination and severance costs were recorded based on approved detailed action plans submitted by the operating locations that specified positions to be eliminated, benefits to be paid under existing severance plans, union contracts or statutory requirements, and the expected timetable for completion of the plans. These terminations are expected to be completed in the next twelve months. As of December 31, 2005, 3,550 of the approximately 8,450 employees had been terminated. Approximately $69 of cash payments were made against the 2005 program reserves in 2005.

2004 Restructuring Program—During 2004, Alcoa recorded income of $22 ($41 after tax and minority interests) for restructuring and other items. The income recognized was comprised of the following components: a gain of $53 ($61 after tax and minority interests) on the sale of Alcoa’s specialty chemicals business and $15 resulting from adjustments to prior year reserves; offset by charges of $40 related to additional layoff reserves associated with approximately 4,100 hourly and salaried employees (located primarily in Mexico and the U.S.), as the company continued to focus on reducing costs; and $6 of asset impairments. The 2004 restructuring program is essentially complete. Approximately $16 of cash payments were made in 2005 related to prior year restructuring programs.

2003 Restructuring Program—During 2003, Alcoa recorded income of $27 ($25 after tax and minority interests) for restructuring and other charges. The income recognized was comprised of the following components: $44 of charges for employee termination and severance costs associated with approximately 1,600 hourly and salaried employees (located primarily in Europe, the U.S., and Brazil), as the company continued to focus on cost reductions in businesses that continued to be impacted by market declines; $33 of net favorable adjustments on assets held for sale; and $38 of income resulting from adjustments to prior year layoff reserves due to changes in facts and circumstances that led to changes in estimated costs. The 2003 restructuring program is essentially complete.

Interest Expense—Interest expense was $339 in 2005 compared with $271 in 2004, resulting in an increase of $68, or 25%. This increase was principally caused by higher average effective interest rates and increased borrowings, somewhat offset by an increase in interest capitalized.

Interest expense was $271 in 2004 compared with $314 in 2003, resulting in a decrease of $43, or 14%. This decrease was principally caused by lower average debt levels.

Other Income—Other income was $480 in 2005 compared with $270 in 2004. The increase of $210, or 78%, was primarily due to the gain of $345 on the sale of Alcoa’s stake in Elkem ASA and the $67 gain on the sale of railroad assets, partially offset by the $90 charge for impairment, layoff, and other costs related to the closure of the Hamburger Aluminium-Werk facility in Germany and the absence of the $58 gain on the early retirement of debt that occurred in 2004.

Other income of $270 in 2004 was relatively flat compared with $273 in 2003. In 2004, a $58 gain recognized on the early retirement of debt, a $53 change in favorable foreign currency exchange movements, and a $35 gain on the termination of an alumina tolling arrangement were mostly offset by the $105 gain in 2003 from insurance settlements of a series of historical environmental matters in the U.S., as well as a decrease in the cash surrender value of employee life insurance, among other smaller items.

Income Taxes—Alcoa’s effective tax rate was 23% in 2005 compared with the statutory rate of 35% and Alcoa’s effective tax rates of 25% in 2004 and 24% in 2003. The effective tax rate in 2005 reflects two significant discrete tax items:

•	A $43 tax impact of recognizing the previously undistributed equity earnings related to Alcoa’s stake in Elkem ASA increased the rate by approximately 2.2 percentage points.
•	The finalization of certain tax reviews and audits decreased the rate by approximately 6.2 percentage points.

Management anticipates that the tax rate in 2006 will be similar to the tax rates for 2005 and 2004 excluding the impact of discrete tax items.

In October of 2004, the American Job Creation Act of 2004 (AJCA) was signed into law. Alcoa did not utilize the AJCA provision that allows companies to repatriate earnings from foreign subsidiaries at a reduced U.S. tax rate.

Minority Interests—Minority interests’ share of income from operations was $259 in 2005 compared with $245 in 2004. The $14 increase was primarily due to higher earnings at Alcoa World Alumina and Chemicals (AWAC), attributed primarily to higher realized prices.

Minority interests’ share of income from operations was $245 in 2004 compared with $238 in 2003. The $7 increase in 2004 was due to higher earnings at AWAC, attributed to higher realized prices, increased volumes, and the gain associated with the termination of an alumina tolling arrangement. This increase was partially offset by Alcoa’s acquisition of the minority interest in Alcoa Alumínio in August 2003 and the sale of the specialty chemicals business in 2004.

Loss From Discontinued Operations—Loss from discontinued operations was $22 in 2005 compared with losses of $59 in 2004 and $27 in 2003. The loss of $22 in 2005 was comprised of $21 in net operating income, offset by $43 of net losses associated with businesses impaired or sold in 2005, including a $28 loss for asset impairments associated with the Hawesville, KY automotive casting facility. The loss of $59 in 2004 was comprised of $89 in impairment charges to reflect the estimated fair values of the protective packaging business, the telecommunications business, and a small casting business, somewhat offset by $25 in net operating income and a net gain of $5 on divested businesses. The loss of $27 in 2003 was comprised of an impairment of $45 related to a reduction in the estimated fair value of the automotive fasteners business, somewhat offset by $18 of operating income. See Note B to the Consolidated Financial Statements for further information.

In the third quarter of 2006, Alcoa reclassified its home exteriors business to discontinued operations upon the signing of a definitive sale agreement with Ply Gem Industries, Inc. In the first quarter of 2006, Alcoa reclassified the Hawesville, KY automotive casting facility to discontinued operations upon closure of the facility. The results of the Extruded and End Products segment and the Engineered Solutions segment have been reclassified to reflect the movement of the home exteriors business and the automotive casting facility, respectively, into discontinued operations.

In the third quarter of 2005, Alcoa reclassified the imaging and graphic communications business of Southern Graphic Systems, Inc. (SGS) to discontinued operations based on the decision to sell the business. The results of the Packaging and Consumer segment have been reclassified to reflect the movement of this business into discontinued operations. In December 2005, Alcoa completed the sale of SGS to Citigroup Venture Capital Equity Partners, LP for $408 in cash and recognized an after-tax gain of $9.

In 2004, Alcoa also identified businesses to be divested so as to better focus on its core capabilities. The divestitures of the telecommunications business and the protective packaging business were completed in 2005. See Note F to the Consolidated Financial Statements for additional information.

Cumulative Effect of Accounting Changes—Effective December 31, 2005, Alcoa adopted Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) and recorded a cumulative effect adjustment of $2, consisting primarily of costs for regulated waste materials related to the demolition of certain power facilities.

In 2003, Alcoa adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” and recorded a cumulative effect adjustment of $47, consisting primarily of costs to establish assets and liabilities related to spent pot lining disposal for pots currently in operation. See Note C to the Consolidated Financial Statements for further information.

Segment Information

Alcoa’s operations consist of six worldwide segments: Alumina, Primary Metals, Flat-Rolled Products, Extruded and End Products, Engineered Solutions, and Packaging and Consumer. Alcoa’s management reporting system measures the after-tax operating income (ATOI) of each segment. Certain items, such as interest income, interest expense, foreign currency translation gains/losses, certain effects of LIFO inventory accounting, minority interests, restructuring and other charges, discontinued operations, and accounting changes are excluded from segment ATOI. In addition, certain expenses, such as corporate general administrative expenses and depreciation and amortization on corporate assets, are not included in segment ATOI. Segment assets exclude cash, cash equivalents, short-term investments, and all deferred taxes. Segment assets also exclude items such as corporate fixed assets, LIFO reserves, goodwill allocated to corporate, assets held for sale, and other amounts.

ATOI for all segments totaled $2,139 in 2005, $2,105 in 2004, and $1,704 in 2003. See Note Q to the Consolidated Financial Statements for additional information. The following discussion provides shipments, sales, and ATOI data of each segment for each of the three years in the period ended December 31, 2005. The financial information and data on shipments for all prior periods have been reclassified for discontinued operations.

In January 2005, Alcoa realigned its organization structure, creating global groups to better serve customers and increase the ability to capture efficiencies. As a result, certain reportable segments have been reorganized to reflect the new organization. The businesses within the former Engineered Products segment and the Other “group” have been realigned to form the new Extruded and End Products segment and the new Engineered Solutions segment. Prior period amounts have been reclassified to reflect these changes. Additionally, the Alumina and Chemicals segment has been renamed the Alumina segment, to reflect the sale of the specialty chemicals business.

Alumina

	2005	2004	2003

Alumina production (mt)	14,598	14,343	13,841
Third-party alumina shipments (mt)*	7,857	8,062	8,101

Third-party sales	$2,130	$1,975	$2,002
Intersegment sales	1,707	1,418	1,021

Total sales	$3,837	$3,393	$3,023

ATOI	$ 682	$ 632	$ 415

* Alumina shipments have been restated to reflect total alumina shipments rather than only smelter-grade alumina shipments.

This segment consists of Alcoa’s worldwide alumina system that includes the mining of bauxite, which is then refined into alumina. Alumina is sold directly to internal and external smelter customers worldwide or is processed into industrial chemical products. Alcoa’s alumina operations in Australia are a significant component of this segment. Slightly more than half of Alcoa’s alumina production is sold under supply contracts to third parties worldwide, while the remainder is used internally. Alcoa’s specialty chemicals business was sold in the first quarter of 2004.

In 2005, alumina production increased by 255,000 mt, resulting primarily from increased production in the Poços de Caldas refinery in Brazil (13% increase in production) and the Kwinana, Australia refinery (10% increase in production) and the capacity expansion in Jamaica (5% increase in production). In 2004, alumina production increased by 502,000 mt, resulting primarily from the capacity expansion in Jamaica (14% increase in production) and the restart of capacity at Point Comfort, TX (13% increase in production), as well as an 11% increase in production at the San Ciprián, Spain refinery.

Third-party sales for the Alumina segment increased $155, or 8%, in 2005 compared with 2004, primarily due to a 14% increase in realized price influenced by higher LME prices, which was somewhat offset by lower third-party volumes. Third-party sales remained relatively flat in 2004 compared with 2003. The increase in realized prices of 23% in 2004 was more than offset by lower third-party volumes due to the expiration of an alumina purchase agreement in 2003, which resulted in higher intersegment sales in 2004. Also, the sale of the specialty chemicals business in 2004 negatively impacted sales by $287.

ATOI for this segment rose 8% in 2005 compared with 2004, primarily due to higher realized prices and increased total volumes. These positive contributions were somewhat offset by higher raw materials, energy, and maintenance costs; unfavorable foreign currency exchange movements; the absence of a $37 gain on the sale of a portion of Alcoa’s interest in a Brazil bauxite project that occurred in 2004; and the absence of a $15 gain on the termination of an alumina tolling arrangement that occurred in 2004. ATOI for this segment rose 52% in 2004 compared with 2003, primarily due to higher realized prices, increased total volumes, and gains totaling $52 as previously mentioned. These positive contributions were somewhat offset by unfavorable foreign currency exchange movements, higher raw material costs, and the loss of profit associated with the sale of the specialty chemicals business.

In 2006, Alcoa will continue its brownfield projects at refineries in Brazil (addition of 2,100,000 mt—1,134,000 mt is Alcoa’s share); Pinjarra, Western Australia (657,000 mt addition); and Jamaica (addition of 1,500,000 mt). Higher raw material costs are anticipated in 2006, and energy costs will be dependent on the cost of natural gas and fuel oil.

Primary Metals

	2005	2004	2003

Aluminum production (mt)	3,554	3,376	3,508
Third-party aluminum shipments (mt)	2,154	1,882	1,952

Alcoa’s average realized price per metric ton of aluminum ingot	$2,044	$1,867	$1,543

Third-party sales	$4,698	$3,806	$3,229
Intersegment sales	4,808	4,335	3,098

Total sales	$9,506	$8,141	$6,327

ATOI	$822	$808	$657

This segment consists of Alcoa’s worldwide smelter system. Primary Metals receives alumina primarily from the Alumina segment and produces aluminum ingot to be used by Alcoa’s fabricating businesses, as well as sold to external customers, aluminum traders, and commodity markets. Results from the sale of aluminum powder, scrap, and excess power are also included in this segment, as well as the results of aluminum derivative contracts. Aluminum ingot produced by Alcoa and used internally is transferred to other segments at prevailing market prices. The sale of ingot represents approximately 90% of this segment’s third-party sales. In 2005, aluminum production increased by 178,000 mt, principally due to the restart of the Massena, NY and Bécancour, Canada smelters, as well as the partial restart of the Wenatchee, WA smelter. In 2004, aluminum production decreased by 132,000 mt, principally due to the strike at the Bécancour facility.

Third-party sales for the Primary Metals segment increased 23% in 2005 compared with 2004, primarily due to an increase in realized prices of 9% and increased third-party shipments. Third-party sales increased 18% in 2004 compared with 2003, primarily due to an increase in realized prices of 21%, which more than offset lower third-party shipments. An electrical outage at the Alumar smelter in Brazil also had a negative impact on third-party sales in 2003. Intersegment sales increased 11% in 2005 and 40% in 2004 compared with previous periods due to higher realized prices and higher internal demand.

ATOI for this segment increased 2% in 2005 compared with 2004 as higher realized prices and increased volumes were mostly offset by increased raw materials and energy costs, unfavorable foreign currency exchange movements, and outages and restart costs. ATOI for this segment increased 23% in 2004 compared with 2003 as higher realized prices and higher total shipments were somewhat offset by the impact of unfavorable foreign currency exchange movements, higher costs for energy and purchased metal, and the effects of a strike at Bécancour in 2004.

Alcoa currently has 509,000 metric tons per year (mtpy) of idle capacity on a base capacity of 4,004,000 mtpy. Idle capacity includes the temporary curtailment of the Eastalco smelter in Maryland. The Iceland smelter, which will add 346,000 mtpy of capacity, is expected to be completed in 2007. The completion of the expansion at the Alumar smelter in Brazil will also add approximately 63,000 mtpy of capacity. In 2005, the company continued construction on a new anode plant in Norway and began modernization of two Spanish smelters and the Poços de Caldas smelter in Brazil. In 2006, the additional capacity from restarts and growth projects will more than offset the reduction of capacity due to the temporary curtailment of the Eastalco smelter.

Flat-Rolled Products

	2005	2004	2003

Third-party aluminum shipments (mt)	2,156	2,046	1,819

Third-party sales	$6,836	$5,962	$4,815
Intersegment sales	128	89	66

Total sales	$6,964	$6,051	$4,881

ATOI	$288	$246	$221

This segment’s principal business is the production and sale of aluminum plate, sheet, and foil. This segment includes rigid container sheet (RCS), which is sold directly to customers in the packaging and consumer market and is used to produce aluminum beverage cans. Seasonal increases in RCS sales are generally experienced in the second and third quarters of the year. This segment also includes sheet and plate used in the transportation, building and construction, and distributor markets (mainly used in the production of machinery and equipment and consumer durables), of which approximately two-thirds is sold directly to customers, while the remainder is sold through distributors. Approximately two-thirds of the third-party sales in this segment are derived from sheet and plate, and foil used in industrial markets, while the remaining one-third of third-party sales consists of RCS. While the customer base for flat-rolled products is large, a significant amount of sales of RCS, sheet, and plate is to a relatively small number of customers.

Third-party sales for the Flat-Rolled Products segment increased 15% in 2005 compared with 2004. The increase was primarily due to higher prices, higher volumes resulting from the acquisition of two Russian facilities, favorable mix for sheet and plate in the aerospace market, and increased volumes for RCS, as well as favorable foreign currency exchange movements. Third-party sales for the Flat-Rolled Products segment increased 24% in 2004 compared with 2003. The increase was due to the acquisition of the remaining 50% interest in KAAL Australia (can sheet rolling mills) in October of 2003, higher prices, the favorable impact of foreign currency exchange movements in Europe, and increased volumes for sheet and plate. Increased volumes for these products resulted from improved performance in businesses serving the commercial transportation, aerospace, and distribution markets.

ATOI for this segment increased 17% in 2005 compared with 2004, principally due to higher volumes, favorable mix for sheet and plate, higher prices, and increased productivity. These positive contributions were somewhat offset by increased raw material, energy, and transportation costs, as well as operating losses of $52 at the acquired Russian facilities. ATOI for this segment increased 11% in 2004 compared with 2003, principally due to higher volumes, higher prices, improved productivity, and favorable mix for sheet and plate; favorable foreign currency exchange movements in Europe; and the contribution of KAAL Australia. These positive contributions were somewhat offset by a hot mill interruption at the Kitts Green facility in the U.K. and temporary throughput issues at the Tennessee can sheet facility. These issues were resolved in 2004.

In 2006, operating costs at the Russian facilities are expected to decrease, and price pressure is expected in common alloy sheet.

Extruded and End Products

	2005	2004	2003

Third-party aluminum shipments (mt)	853	843	802

Third-party sales	$3,729	$3,387	$3,003
Intersegment sales	64	54	34

Total sales	$3,793	$3,441	$3,037

ATOI	$39	$62	$33

This segment consists of extruded products, some of which are further fabricated into a variety of end products, and includes hard- and soft-alloy extrusions and architectural extrusions. These products primarily serve the building and construction, distribution, aerospace, automotive, and commercial transportation markets. These products are sold directly to customers and through distributors.

Third-party sales for the Extruded and End Products segment increased 10% in 2005 compared with 2004, principally due to higher prices. The increase in volumes from the Russian facilities and the strength of the businesses serving the commercial building and construction market were somewhat offset by lower volumes and prices in Europe. Third-party sales increased 13% in 2004 compared with 2003, principally due to increased volumes in the building and construction market, higher prices, and favorable foreign currency exchange movements.

ATOI for this segment decreased 37% in 2005 compared with 2004, as higher prices and increased volumes in the businesses serving the commercial building and construction market were more than offset by higher raw materials and energy costs and lower volumes in Europe. In addition, this segment was negatively impacted by operating losses of $7 associated with integration costs for Russian extruded products.

ATOI for this segment increased 88% in 2004 compared with 2003, principally resulting from increased volumes due to improved market conditions as noted previously, higher prices, and strong productivity gains.

Engineered Solutions

	2005	2004	2003

Third-party aluminum shipments (mt)	145	126	104

Third-party sales	$5,032	$4,563	$4,325

ATOI	$203	$216	$190

This segment includes titanium, aluminum, and super-alloy investment castings; forgings and fasteners; electrical distribution systems; aluminum wheels; and integrated aluminum structural systems used in the aerospace, automotive, commercial transportation, and power generation markets. These products are sold directly to customers and through distributors.

Third-party sales for the Engineered Solutions segment increased 10% in 2005 compared with 2004. The increase was due primarily to increased volumes in the businesses serving the commercial transportation, aerospace, and industrial gas turbine markets. These positive contributions were somewhat offset by pricing pressures. Third-party sales increased 6% in 2004 compared with 2003, primarily due to higher prices and favorable foreign currency exchange movements.

ATOI for this segment decreased 6% in 2005 compared with 2004, as increased volumes and favorable mix in the businesses serving the aerospace market positively impacted results. This positive contribution was more than offset by increased raw materials costs, operating losses of $3 related to the acquired Russian facilities, increased litigation expenses related to a closed Howmet facility, the resolution of a local tax audit, and the adverse impact of a fire and business interruption at Howmet’s Dover, NJ facility. ATOI increased 14% in 2004 compared with 2003, primarily due to productivity improvements in the automotive parts business and cost savings, which were slightly offset by decreased volumes and higher raw materials costs.

In 2006, the aerospace market is expected to remain strong, and automotive volumes are projected to increase, including AFL automotive.

Packaging and Consumer

	2005	2004	2003

Third-party aluminum shipments (mt)	151	164	167

Third-party sales	$3,139	$2,923	$2,894

ATOI	$105	$141	$188

This segment includes consumer, foodservice, and flexible packaging products; food and beverage closures; and plastic sheet and film for the packaging industry. The principal products in this segment include aluminum foil; plastic wraps and bags; plastic beverage and food closures; flexible packaging products; thermoformed plastic containers; and extruded plastic sheet and film. Consumer products are marketed under brands including Reynolds Wrap®, Diamond®, Baco®, and Cut-Rite® wax paper. Seasonal increases generally occur in the second and fourth quarters of the year for such products as consumer foil and plastic wraps and bags, while seasonal slowdowns for closures generally occur in the fourth quarter of the year. Products are generally sold directly to customers, consisting of supermarkets, beverage companies, food processors, retail chains, and commercial foodservice distributors.

Third-party sales for the Packaging and Consumer segment increased 7% in 2005 compared with 2004, principally due to higher prices, as Alcoa was able to pass through a significant amount of the increased resin costs. Increased volumes in the closures and consumer products businesses also positively impacted 2005 and were somewhat offset by a decrease in volumes in the plastic sheet and film business. Third-party sales for the Packaging and Consumer segment remained relatively flat in 2004 compared with 2003, as increased volumes in the closures and plastic sheet and film businesses and higher prices were offset by the impact of the sale of Alcoa’s Latin America PET business.

ATOI for this segment decreased 26% in 2005 compared with 2004, as the increases in prices and volumes noted previously, along with productivity gains, were more than offset by higher raw materials costs and unfavorable mix in the consumer products and flexible packaging businesses. ATOI for this segment in 2004 decreased 25% compared with 2003, primarily due to significantly higher resin and metal costs, unfavorable foreign currency exchange movements, and the divestitures of the Latin America PET business and Latasa, which were somewhat offset by increased volumes as noted above.

In 2006, higher input costs are anticipated for resin and metal.

Reconciliation of ATOI to Consolidated Net Income—

The following table reconciles segment ATOI to consolidated net income.

	2005	2004	2003

ATOI	$2,139	$2,105	$1,704
Impact of intersegment profit adjustments	37	52	9
Unallocated amounts (net of tax):
Interest income	42	26	24
Interest expense	(220)	(176)	(204)
Minority interests	(259)	(245)	(238)
Corporate expense	(312)	(283)	(287)
Restructuring and other charges	(197)	23	26
Discontinued operations	(22)	(59)	(27)
Accounting changes	(2)	—	(47)
Other	27	(133)	(22)

Consolidated net income	$1,233	$1,310	$938

Items required to reconcile segment ATOI to consolidated net income include:

•	Corporate adjustments to eliminate any remaining profit or loss between segments;
•	The after-tax impact of interest income and expense;
•	Minority interests;
•	Corporate expense, comprised of general administrative and selling expenses of operating the corporate headquarters and other global administrative facilities, along with depreciation on corporate-owned assets;
•	Restructuring and other charges (excluding minority interests);
•	Discontinued operations;
•	Accounting changes for conditional asset retirement obligations in 2005 and asset retirement obligations in 2003; and
•	Other, which consists of the impact of LIFO, differences between estimated tax rates used in the segments and the corporate effective tax rate, and other nonoperating items such as foreign currency translation gains/losses.

The significant changes in the reconciling items between ATOI and consolidated net income for 2005 compared with 2004 consisted of:

•	An increase in interest expense, primarily due to higher average effective interest rates and increased borrowings, somewhat offset by an increase in interest capitalized;
•	A $220 increase in restructuring and other charges due to the company’s 2005 global restructuring plan;
•	A change in discontinued operations due to significant impairment losses recognized in 2004 on the protective packaging and telecommunications businesses; and
•	An increase in Other, primarily due to the $180 net gain on the sale of Alcoa’s stake in Elkem ASA and a $120 tax benefit related to the finalization of certain tax reviews and audits during the second quarter of 2005, slightly offset by the $58 charge related to the closure of the Hamburger Aluminium-Werk facility in Germany and an increase in LIFO inventory adjustments due to the increase in raw materials and energy costs.

The significant changes in the reconciling items between ATOI and consolidated net income for 2004 compared with 2003 consisted of:

•	A decrease in interest expense, primarily due to lower average debt levels;
•	An increase in the loss from discontinued operations due to the reclassification of the protective packaging business, the telecommunications business, and a small casting business to discontinued operations, which resulted in an $89 impairment loss in 2004 to reflect the estimated fair values of these businesses; and
•	An increase in Other, principally caused by an increase in LIFO inventory adjustments due to the increase in the price of aluminum, as well as $79 lower proceeds from insurance settlements compared with 2003. Partially offsetting the increase are $49 in favorable foreign currency exchange movements and a $38 gain recognized on the restructuring of debt in 2004. See Note K to the Consolidated Financial Statements for additional information on this transaction.

Market Risks and Derivative Activities

In addition to the risks inherent in its operations, Alcoa is exposed to financial, market, political, and economic risks. The following discussion provides information regarding Alcoa’s exposure to the risks of changing commodity prices, foreign exchange rates, and interest rates.

Alcoa’s commodity and derivative activities are subject to the management, direction, and control of the Strategic Risk Management Committee (SRMC). The SRMC is composed of the chief executive officer, the chief financial officer, and other officers and employees that the chief executive officer selects. The SRMC reports to the Board of Directors on the scope of its activities.

All of the interest rate, foreign currency, aluminum and other commodity contracts are held for purposes other than trading. They are used primarily to mitigate uncertainty and volatility, and to cover underlying exposures. The company is not involved in energy-trading activities, weather derivatives, or other nonexchange commodity trading activities.

Commodity Price Risks—Alcoa is a leading global producer of aluminum ingot and aluminum fabricated products. As a condition of sale, customers often require Alcoa to enter into long-term, fixed-price commitments. These commitments expose Alcoa to the risk of higher aluminum prices between the time the order is committed and the time that the order is shipped. Alcoa also sells aluminum products to third parties at then-current market prices and is exposed to the risk of lower market prices at the time of shipment. Alcoa uses futures and options contracts, totaling approximately 560,000 mt at December 31, 2005, to reduce the aluminum price risk associated with a portion of these fixed-price firm commitments. The effects of this hedging activity will be recognized in earnings over the designated hedge periods, generally within three years.

Alcoa has also entered into options contracts, totaling approximately 150,000 mt at December 31, 2005, to hedge a portion of future production. The effect of this hedging activity will be recognized in earnings over the designated hedge periods in 2007 and 2008.

Alcoa has also entered into futures contracts to minimize its price risk related to other customer sales and pricing arrangements. Alcoa has not qualified these contracts for hedge accounting treatment, and therefore, the fair value gains and losses on these contracts are recorded in earnings. These contracts totaled 23,000 mt at December 31, 2005.

In addition, Alcoa has power supply contracts that contain pricing provisions related to the LME aluminum price. The LME-linked pricing features are considered embedded derivatives. A majority of these embedded derivatives have been designated as hedges of future sales of aluminum. Gains and losses on the remainder of these embedded derivatives are recognized in earnings.

The mark-to-market earnings impact from aluminum derivative and hedging activities was a loss of $11 in 2005. The loss was principally due to a loss of $21 for an embedded derivative in a power contract that was offset by gains of $11 for the ineffective portion of aluminum hedge contracts.

Alcoa purchases natural gas, fuel oil, and electricity to meet its production requirements and believes it is highly likely that such purchases will continue in the future. These purchases expose the company to the risk of higher prices. To hedge a portion of these risks, Alcoa uses futures and forward contracts. The effects of this hedging activity will be recognized in earnings over the designated hedge periods, generally within three years.

Financial Risk

Interest Rates—Alcoa uses interest rate swaps to help maintain a strategic balance between fixed- and floating-rate debt and to manage overall financing costs. For a portion of its fixed-rate debt, the company has entered into pay floating, receive fixed interest rate swaps to effectively change the fixed interest rates to floating interest rates.

Currencies—Alcoa is subject to exposure from fluctuations in foreign currency exchange rates. Foreign currency exchange contracts may be used from time to time to hedge the variability in cash flows from the forecasted payment or receipt of currencies other than the functional currency. These contracts cover periods consistent with known or expected exposures, generally within three years.

Fair Values and Sensitivity Analysis—The following table shows the fair values of outstanding derivative contracts at December 31, 2005 and the effect on fair values of a hypothetical change (increase or decrease of 10%) in the market prices or rates that existed at December 31, 2005.

	Fair value gain/(loss)	Index change of + / - 10%

Aluminum	$4	$119
Interest rates	(100)	65
Other commodities, principally natural gas	201	80
Currencies	83	4

Aluminum consists of hedge contracts with gains of $245. This is mostly offset by losses on embedded derivatives in power contracts in Iceland and Brazil and our share of losses on hedge contracts of Norwegian smelters that are accounted for under the equity method.

Material Limitations—The disclosures with respect to commodity prices, interest rates, and foreign exchange risk do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on the futures contracts may be offset. Actual results will be determined by a number of factors that are not under Alcoa’s control and could vary significantly from those factors disclosed.

Alcoa is exposed to credit loss in the event of nonperformance by counterparties on the above instruments, as well as credit or performance risk with respect to its hedged customers’ commitments. Although nonperformance is possible, Alcoa does not anticipate nonperformance by any of these parties. Contracts are with creditworthy counterparties and are further supported by cash, treasury bills, or irrevocable letters of credit issued by carefully chosen banks. In addition, various master netting arrangements are in place with counterparties to facilitate settlement of gains and losses on these contracts.

For additional information on derivative instruments, see Notes A, K, and X to the Consolidated Financial Statements.

Environmental Matters

Alcoa continues to participate in environmental assessments and cleanups at a number of locations. These include approximately 35 owned or operating facilities and adjoining properties, approximately 33 previously owned or operating facilities and adjoining properties, and approximately 61 waste sites, including Superfund sites. A liability is recorded for environmental remediation costs or damages when a cleanup program becomes probable and the costs or damages can be reasonably estimated. See Note A for additional information.

As assessments and cleanups proceed, the liability is adjusted based on progress made in determining the extent of remedial actions and related costs and damages. The liability can change substantially due to factors such as the nature and extent of contamination, changes in remedial requirements, and technological changes. Therefore, it is not possible to determine the outcomes or to estimate with any degree of accuracy the potential costs for certain of these matters.

The following discussion provides additional details regarding the current status of Alcoa’s significant sites where the final outcome cannot be determined or the potential costs in the future cannot be estimated.

Massena, NY—Alcoa has been conducting investigations and studies of the Grasse River, adjacent to Alcoa’s Massena, NY plant site, under order from the U.S. Environmental Protection Agency (EPA) issued under the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund. Sediments and fish in the river contain varying levels of polychlorinated biphenyl (PCB).

In 2002, Alcoa submitted an Analysis of Alternatives Report that detailed a variety of remedial alternatives with estimated costs ranging from $2 to $525. Because the selection of the $2 alternative (natural recovery) was considered remote, Alcoa adjusted the reserve for the Grasse River in 2002 to $30, representing the low end of the range of possible alternatives, as no single alternative could be identified as more probable than the others.

In June of 2003, based on river observations during the spring of 2003, the EPA requested that Alcoa gather additional field data to assess the potential for sediment erosion from winter river ice formation and breakup. The results of these additional studies, submitted in a report to the EPA in April of 2004, suggest that this phenomenon has the potential to occur approximately every 10 years and may impact sediments in certain portions of the river under all remedial scenarios. The EPA informed Alcoa that a final remedial decision for the river could not be made without substantially more information, including river pilot studies on the effects of ice formation and breakup on each of the remedial techniques. Alcoa submitted to EPA and EPA approved a Remedial Options Pilot Study (ROPS) to gather this information. The scope of this study includes sediment removal and capping, the installation of an ice control structure, and significant monitoring.

In May of 2004, Alcoa agreed to perform the study at an estimated cost of $35. Most of the construction work was completed in 2005 with monitoring proposed for 2006. The findings will be incorporated into a revised Analysis of Alternatives Report, which is expected to be submitted in 2007. This information will be used by the EPA to propose a remedy for the entire river.

Alcoa adjusted the reserves in the second quarter of 2004 to include the $35 for the ROPS. This was in addition to the $30 previously reserved. With the exception of the natural recovery remedy, none of the existing alternatives in the 2002 Analysis of Alternatives Report is more probable than the others, and the results of the ROPS are necessary to revise the scope and estimated cost of many of the current alternatives.

The EPA’s ultimate selection of a remedy could result in additional liability. Alcoa may be required to record a subsequent reserve adjustment at the time the EPA’s Record of Decision is issued, which is expected in 2008 or later.

Sherwin, TX—In connection with the sale of the Sherwin alumina refinery in Texas, which was required to be divested as part of the Reynolds merger in 2000, Alcoa has agreed to retain responsibility for the remediation of then-existing environmental conditions, as well as a pro rata share of the final closure of the active waste disposal areas, which remain in use. Alcoa’s share of the closure costs is proportional to the total period of operation of the active waste disposal areas. Alcoa estimated its liability for the active disposal areas by making certain assumptions about the period of operation, the amount of material placed in the area prior to closure, and the appropriate technology, engineering, and regulatory status applicable to final closure. The most probable cost for remediation has been reserved. It is reasonably possible that an additional liability, not expected to exceed $75, may be incurred if actual experience varies from the original assumptions used.

East St. Louis, IL—In response to questions regarding environmental conditions at the former East St. Louis, IL operations, Alcoa entered into an administrative order with the EPA in December 2002 to perform a remedial investigation and feasibility study of an area used for the disposal of bauxite residue from historic alumina refining operations. A draft feasibility study was submitted to the EPA in April 2005. The feasibility study includes remedial alternatives that range from no further action at $0 to significant grading, stabilization, and water management of the bauxite residue disposal areas at $75. Because the selection of the $0 alternative was considered remote, Alcoa increased the environmental reserve for this location by $15 in the second quarter of 2005, representing the low end of the range of possible alternatives which meets the remedy selection criteria, as no alternative could be identified as more probable than the others. The EPA has not completed a final review of the feasibility study, and the EPA’s selection of a remedy could result in additional liability. Alcoa may be required to record a subsequent reserve adjustment at the time the EPA’s Record of Decision is issued.

Based on the foregoing, it is possible that Alcoa’s results of operations, in a particular period, could be materially affected by matters relating to these sites. However, based on facts currently available, management believes that adequate reserves have been provided and that the disposition of these matters will not have a materially adverse effect on the financial position or liquidity of the company.

Alcoa’s remediation reserve balance at the end of 2005 and 2004 was $390 and $391 (of which $40 and $73 were classified as a current liability), respectively, and reflects the most probable costs to remediate identified environmental conditions for which costs can be reasonably estimated. Remediation expenses charged to the reserve were approximately $53 in 2005, $46 in 2004, and $32 in 2003. These amounts include expenditures currently mandated, as well as those not required by any regulatory authority or third party. The reserve balance was increased by $52 in 2005, primarily due to the reserve recorded for the acquired Russian fabricating facilities in the first quarter and for the East St. Louis, IL facility which was recorded in the second quarter of 2005. In 2004, the reserve increased by $42, primarily for the additional reserve recorded for the Grasse River site.

Included in annual operating expenses are the recurring costs of managing hazardous substances and environmental programs. These costs are estimated to be about 2% of cost of goods sold.

Liquidity and Capital Resources

Alcoa takes a disciplined approach to cash management and strengthening its balance sheet, as it undertook aggressive capital controls, management of working capital, continued monitoring of growth projects, and continued focus on divestitures in 2005. Capital spending increased 87%, as Alcoa made continued progress on brownfield expansions in refining and smelting and continued construction on the greenfield smelter project in Iceland.

Cash provided from operations and from financing activities is anticipated to be adequate to cover dividends, debt repayments, capital expenditures, and other business needs over the next 12 months.

Cash from Operations

Cash from operations in 2005 was $1,676 compared with $2,199 in 2004. The decrease of $523, or 24%, was principally due to increases in receivables and inventories of $440 due to increased sales and higher prices; $282 increase in pension contributions in 2005; a reduction in tax liabilities of $222; and the payment of $93 associated with the long-term aluminum supply contract entered into as part of the acquisition of two Russian fabricating facilities. These items were partially offset by an increase in accounts payable and accrued expenses of $553 due to increased raw materials costs and increased payment terms.

Cash from operations in 2004 was $2,199 compared with $2,434 in 2003. The decrease of $235, or 10%, was principally due to increases in inventories due to higher metal prices and the absence of proceeds from a $440 advance payment against a long-term aluminum supply contract that occurred in 2003. Partially offsetting these items were stronger earnings in 2004 compared with 2003 and an increase in taxes payable and accounts payable. See the Results of Operations discussion for further details.

Financing Activities

Cash used for financing activities was $324 in 2005 compared with $1,525 in 2004. The change of $1,201 was primarily due to net debt repayments of $898 in 2004 compared with net borrowings of $311 in 2005.

Cash used for financing activities was $1,525 in 2004 compared with $1,714 in 2003. The change of $189 was primarily due to an increase in short-term borrowings related to accounts payable arrangements.

Alcoa maintains $3,000 of revolving-credit agreements with varying expiration dates as backup to its commercial paper program. In April 2005, Alcoa refinanced its $1,000 revolving-credit agreement that was to expire in April 2005 into a new $1,000 revolving-credit agreement that will expire in April 2010. Alcoa also has a $1,000 revolving-credit agreement that will expire in April 2008 and a $1,000 revolving-credit agreement that will expire in April 2009. Under these agreements, a certain ratio of indebtedness to consolidated net worth must be maintained. There were no amounts outstanding under the revolving-credit agreements at December 31, 2005. The interest rate on the agreements expiring in 2008 and 2009, if drawn upon, is Libor plus 17 basis points, which is subject to adjustment if Alcoa’s credit rating changes, to a maximum interest rate of Libor plus 83.5 basis points. The interest rate on the agreement expiring in 2010 is Libor plus 18 basis points, which is subject to adjustment if Alcoa’s credit rating changes, to a maximum interest rate of Libor plus 60 basis points. Alcoa had $3,000 of available borrowings at December 31, 2005. Debt of $58 will mature in 2006.

Standard and Poor’s Rating Services’ (S&P) long-term debt rating of Alcoa is A- and its short-term rating is A-2. The current outlook, which was revised in January 2005, is negative, as S&P cited higher capital expenditures in 2005 and future years. Moody’s Investors Service long-term debt rating of Alcoa and its rated subsidiaries is A2, and its short-term debt rating of Alcoa is Prime-1.

Investing Activities

Cash used for investing activities was $1,035 in 2005 compared with $802 in 2004, resulting in a change of $233. The increase was primarily caused by an increase in capital expenditures of $995 as Alcoa continued to invest in growth projects, including alumina and smelting expansions and the greenfield smelter construction in Iceland. Cash paid for acquisitions of $262 related to the acquisition of two Russian facilities, and cash paid of $199 for the acquisition of minority interests was primarily related to AFL. These increases were largely offset by proceeds from the sale of investments of $1,081, including $869 from the sale of Alcoa’s stake in Elkem ASA and $205 from the sale of

Alcoa’s interest in Integris Metals in 2005, and a $113 increase in the proceeds from the sale of assets and businesses, principally due to the $408 cash proceeds from the sale of the Southern Graphic Systems, Inc. business in 2005.

Cash used for investing activities was $802 in 2004 compared with $526 in 2003, resulting in a change of $276. The increase was caused primarily by an increase in capital spending of $273 as Alcoa invested in alumina and smelting expansions, as well as the greenfield smelter construction in Iceland in 2004. Cash proceeds from the sale of assets and businesses were $228 higher in 2004, due to the substantial completion of the company’s 2002 divestiture plan, partially offset by a $129 decrease in cash received on the sale of investments.

Capital expenditures were $2,138 in 2005 compared with $1,143 and $870 in 2004 and 2003, respectively. Of the total capital expenditures in 2005, approximately 60% related to growth projects, including the construction of the Iceland smelter, the investment in the Mosjøen anode facility, the expansion of the Alumar smelter, and the alumina refinery expansions in Jamaica, Australia, and Brazil. Also included are costs related to environmental control in new and expanded facilities totaling $95 in 2005, $70 in 2004, and $37 in 2003. Total capital expenditures are anticipated to be in the range of $2,500 to $3,000 in 2006.

Alcoa added $30, $69, and $11 to its investments in 2005, 2004, and 2003, respectively. In 2005, Alcoa invested an additional $19 in the Dampier to Bunbury Natural Gas Pipeline in Western Australia. In 2004, Alcoa paid $32 to acquire approximately 44 million additional shares of Chalco to maintain its 8% ownership interest.

For a discussion of long-term liquidity, see the disclosure included in Contractual Obligations and Off-Balance Sheet Arrangements that follows.

Critical Accounting Policies and Estimates

The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make judgments, estimates, and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Areas that require significant judgments, estimates, and assumptions include the accounting for derivatives; environmental matters; asset retirement obligations; the testing of goodwill and other intangible assets for impairment; the impairment of properties, plants, and equipment; estimated proceeds on businesses to be divested; pensions and other postretirement benefits; and tax matters.

Management uses historical experience and all available information to make these judgments and estimates, and actual results will inevitably differ from those estimates and assumptions that are used to prepare the company’s financial statements at any given time. Despite these inherent limitations, management believes that Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and the financial statements and related footnotes provide a meaningful and fair perspective of the company. A discussion of the judgments and uncertainties associated with accounting for derivatives and environmental matters can be found in the Market Risks and Derivative Activities and the Environmental Matters sections of MD&A.

A summary of the company’s significant accounting policies is included in Note A to the Consolidated Financial Statements. Management believes that the application of these policies on a consistent basis enables the company to provide the users of the financial statements with useful and reliable information about the company’s operating results and financial condition.

Goodwill and indefinite-lived intangible assets are tested annually for impairment and whenever events or circumstances change, such as a significant adverse change in business climate or the decision to sell a business, that would make it more likely than not that an impairment may have occurred. The evaluation of impairment involves comparing the current fair value of each reporting unit to the recorded value, including goodwill. Alcoa uses a discounted cash flow model (DCF model) to determine the current fair value of its reporting units. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market share, sales volumes and prices, costs to produce, and working capital changes. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated. However, fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill.

Properties, plants, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations to which the assets (asset group) related to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of the carrying value of the assets (asset group) over their fair value, with fair value generally determined using a discounted cash flow analysis.

The fair values of all businesses to be divested are estimated using accepted valuation techniques such as a DCF model, earnings multiples, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of markets and market share, sales volumes and prices, costs and expenses, and multiple other factors. Management considers historical experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the sale of the businesses to be divested may differ from the estimated fair values reflected in the financial statements.

Other areas of significant judgments and estimates include the liabilities and expenses for pensions and other postretirement benefits. These amounts are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age, and mortality). The rate used to discount future estimated liabilities is determined considering the rates available at year-end on debt instruments that could be used to settle the obligations of the plan. The impact on the liabilities of a change in the discount rate of 1/4 of 1% is approximately $390 and a charge or credit of $19 to after-tax earnings in the following year. The long-term rate of return is estimated by considering historical returns and expected returns on current and projected asset allocations and is generally applied to a five-year average market value of assets. A change in the assumption for the long-term rate of return on plan assets of 1/4 of 1% would impact after-tax earnings by approximately $14 for 2006. The 10-year moving average of actual performance has consistently exceeded 9% over the past 20 years.

In 2003, a net charge of $39 was recorded in shareholders’ equity as strong asset returns of 19.75% almost entirely offset higher accumulated benefit obligations resulting from a 50 basis point decline in the discount rate. A net charge of $21 in shareholders’ equity in 2004 reflected asset returns of 12%, which were more than offset by higher accumulated benefit obligations caused by a 25 basis point decline in the discount rate. In 2005, a net charge of $148 was recorded in shareholders’ equity as asset returns of 8% were more than offset by higher accumulated benefit obligations caused by a 30 basis point decline in the discount rate.

As a global company, Alcoa records an estimated liability for income and other taxes based on what it determines will likely be paid in the various tax jurisdictions in which it operates.

Management uses its best judgment in the determination of these amounts. However, the liabilities ultimately incurred and paid are dependent on various matters, including the resolution of tax audits in the various affected tax jurisdictions, and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the amount recorded. Alcoa has unamortized tax-deductible goodwill of $507 resulting from intercompany stock sales and reorganizations (generally at a 34% rate). Alcoa recognizes the tax benefits associated with this tax-deductible goodwill as it is being amortized for local income tax purposes from 2004 through 2009, rather than in the period in which the transaction was consummated.

Related Party Transactions

Alcoa buys products from and sells products to various related companies, consisting of entities in which Alcoa retains a 50% or less equity interest, at negotiated arms-length prices between the two parties. These transactions were not material to the financial position or results of operations of Alcoa at December 31, 2005.

Recently Adopted Accounting Standards

Alcoa adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), effective December 31, 2005. See Note C to the Consolidated Financial Statements for additional information.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment.” This standard requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Alcoa will begin expensing stock options in the first quarter of 2006, using the modified prospective application. In addition, the company is required to reflect compensation expense for these individuals using the non-substantive vesting period approach, in which the compensation expense is recognized ratably over the requisite service period following the date of grant.

SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3,” was issued in June 2005. SFAS No. 154 requires retrospective application to financial statements of prior periods for changes in accounting principle that are not adopted prospectively. This statement is effective January 1, 2006. This standard has no impact on Alcoa’s 2005 financial statements.

SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29,” was issued in December 2004. This standard eliminates the exception for nonmonetary exchanges of similar productive assets to be measured based on the fair value of the assets exchanged and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This standard is effective January 1, 2006. This standard has no impact on Alcoa’s 2005 financial statements.

In 2005, the FASB issued Emerging Issues Task Force (EITF) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” EITF 04-6 requires that stripping costs incurred during the production phase of a mine are to be accounted for as variable production costs that should be included in the costs of the inventory produced (that is, extracted) during the period that the stripping costs are incurred. EITF 04-6 is effective for the first reporting period in fiscal years beginning after December 15, 2005. Alcoa is currently evaluating the impact of this statement on the company.

Contractual Obligations and Off-Balance Sheet Arrangements

The company is obligated to make future payments under various contracts such as long-term purchase obligations, debt agreements, lease agreements, and unconditional purchase obligations and has certain commitments such as debt guarantees. The company has grouped these contractual obligations and off-balance sheet arrangements into operating activities, financing activities, and investing activities in the same manner as they are classified in the Statement of Consolidated Cash Flows in order to provide a better understanding of the nature of the obligations and arrangements and to provide a basis for comparison to historical information. The table below provides a summary of contractual obligations and off-balance sheet arrangements as of December 31, 2005:

Contractual obligations	Total	2006	2007-2008	2009-2010	Thereafter

Operating activities:
Energy-related purchase obligations	$9,934	$800	$1,507	$1,224	$6,403
Raw material and other purchase obligations	2,340	1,509	634	102	95
Operating leases (1)	1,021	214	307	227	273
Estimated minimum required pension funding	(2)	154	800	250	(2)
Postretirement benefit payments	(2)	352	700	700	(2)
Layoff and other restructuring payments (3)	174	174	—	—	—
Deferred revenue arrangements	422	81	163	55	123

Financing activities:
Total debt (4)	6,549	1,270	1,138	1,040	3,101
Dividends to shareholders (5)

Investing activities:
Capital projects (6)	4,410	2,750	1,590	70	—
Payments related to acquisitions (7)	142	115	27	—	—

Other:
Standby letters of credit (8)	501	267	23	8	203
Guarantees (8)	431	1	15	19	396

Total contractual obligations		$7,687	$6,904	$3,695

(1)	See Note U to the Consolidated Financial Statements for further details on operating leases.
(2)	Annual payments and funding are expected to continue into the foreseeable future at the amounts or ranges noted in the discussion that follows.
(3)	See Note D to the Consolidated Financial Statements for further details on layoff and other restructuring payments.
(4)	See Note K to the Consolidated Financial Statements for further details on debt and associated interest.
(5)	See discussion that follows under Obligations for Financing Activities.
(6)	See discussion that follows under Obligations for Investing Activities.
(7)	See Note F to the Consolidated Financial Statements for further details on required payments related to acquisitions.
(8)	See Note N to the Consolidated Financial Statements for further details on standby letters of credit and guarantees.

Obligations for Operating Activities

The table provides a summary of the type or nature of the company’s obligations associated with operating activities that exceed $5 annually or $10 in total over the life of the contract. Energy-related purchase obligations consist primarily of electricity and natural gas contracts with expiration dates ranging from less than one year to 40 years. The majority of raw material and other purchase obligations have expiration dates of 24 months or less. Operating leases represent multi-year obligations for rental of facilities and equipment.

Estimated minimum required pension funding and postretirement benefit payments are based on actuarial estimates using current assumptions for discount rates, expected return on long-term assets, rate of compensation increases, and health care cost trend rates. The minimum required cash outlays for pension funding are estimated to be $154 for 2006 and $350 for 2007. The increase in 2007 is a result of the depletion of prior pension-funding credits that are projected to be fully used during 2006, requiring additional funding in 2007. The funding estimate for 2008 is $450, and the estimate for 2009 and 2010 is $250. Postretirement benefit payments are expected to approximate $350 annually. Annual payments will vary based on actuarial estimates. See Note W to the Consolidated Financial Statements for additional information.

Deferred revenue arrangements require Alcoa to deliver aluminum and alumina over the specified contract period. While these obligations are not expected to result in cash payments, they represent contractual obligations for which the company would be obligated if the specified product deliveries could not be made.

Obligations for Financing Activities

Cash outlays for financing activities consist primarily of debt and dividend payments to shareholders. The company has historically paid quarterly dividends to shareholders. Shareholder dividends are subject to quarterly approval by the company’s Board of Directors and are currently at a rate of $524 annually.

Obligations for Investing Activities

Alcoa has made announcements indicating its participation in several significant expansion projects. These projects include the construction of a smelter in Iceland; the construction of an anode facility in Mosjøen, Norway; the expansion of alumina refineries at São Luis, Brazil; Pinjarra, Australia; and Clarendon, Jamaica. In addition, Alcoa announced its intention to participate in the construction of a smelter in Trinidad; a smelter joint venture project in China; and the investment in several hydroelectric power construction projects in Brazil. These projects are in various stages of development and, depending on business and/or regulatory circumstances, may not be completed. The amounts included in the preceding table for capital projects represent the amounts which have been approved by management for these projects as of December 31, 2005. Funding levels vary in future years based on anticipated construction schedules of the projects.

It is anticipated that significant expansion projects will be funded through various sources, including cash provided from operations. Alcoa anticipates that financing required to execute all of these investments will be readily available over the time frame required.

Management’s Reports

to Alcoa Shareholders

Management’s Report on

Financial Statements and Practices

The accompanying consolidated financial statements of Alcoa Inc. and its subsidiaries (the “Company”) were prepared by management, which is responsible for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles and include amounts that are based on management’s best judgments and estimates. The other financial information included in the annual report is consistent with that in the financial statements.

Management also recognizes its responsibility for conducting the Company’s affairs according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in key policy statements issued from time to time regarding, among other things, conduct of its business activities within the laws of the host countries in which the Company operates and potentially conflicting outside business interests of its employees. The Company maintains a systematic program to assess compliance with these policies.

Management’s Report on

Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. In order to evaluate the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, management has conducted an assessment, including testing, using the criteria in Internal Control–Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded two facilities in the Russian Federation (the “Russian Facilities”) and the Alcoa Bohai Aluminum Industries Company Limited joint venture from its assessment of internal control over financial reporting as of December 31, 2005 because they were acquired by the Company in purchase business combinations in 2005. The Russian Facilities and Alcoa Bohai Aluminum Industries Company Limited joint venture are majority-owned subsidiaries of the Company that represent, on a combined basis, 2% of consolidated total assets and 2% of consolidated revenue as of and for the year ended December 31, 2005.

Based on the assessment, management has concluded that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria in Internal Control–Integrated Framework issued by the COSO. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Management’s Certifications

The certifications of the Company’s Chief Executive Officer and Chief Financial Officer required by the Sarbanes-Oxley Act have been included as Exhibits 31 and 32 in the Company’s Form 10-K. In addition, in 2005, the Company’s Chief Executive Officer provided to the New York Stock Exchange the annual CEO certification regarding the Company’s compliance with the New York Stock Exchange’s corporate governance listing standards.

/s/ Alain J. P. Belda

Alain J. P. Belda

Chairman and

Chief Executive Officer

/s/ Joseph C. Muscari

Joseph C. Muscari

Executive Vice President

and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Alcoa Inc.:

We have completed integrated audits of Alcoa Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Alcoa Inc. and its subsidiaries (Alcoa) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Alcoa’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note C to the consolidated financial statements, Alcoa changed its methods of accounting for conditional asset retirement obligations in 2005 and asset retirement obligations in 2003.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Alcoa maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, Alcoa maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control–Integrated Framework issued by the COSO. Alcoa’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of Alcoa’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded two facilities in the Russian Federation (the “Russian Facilities”) and the Alcoa Bohai Aluminum Industries Company Limited joint venture from its assessment of internal control over financial reporting as of December 31, 2005 because these entities were acquired by Alcoa in purchase business combinations in 2005. We have also excluded the Russian Facilities and Alcoa Bohai Aluminum Industries Company Limited joint venture from our audit of internal control over financial reporting. The Russian Facilities and Alcoa Bohai Aluminum Industries Company Limited joint venture are majority-owned subsidiaries that represent, on a combined basis, 2% of consolidated total assets and 2% of consolidated revenue as of and for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

February 17, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Note B, as to which the date is January 15, 2007.

Statement of Consolidated Income (in millions, except per-share amounts)	Alcoa and subsidiaries

For the year ended December 31	2005	2004	2003

Sales (Q)	$25,568	$22,609	$20,282

Cost of goods sold	20,704	17,928	16,114
Selling, general administrative, and other expenses	1,295	1,194	1,173
Research and development expenses	192	178	187
Provision for depreciation, depletion, and amortization	1,256	1,177	1,149
Restructuring and other charges (D)	292	(22)	(27)
Interest expense (V)	339	271	314
Other income, net (O)	(480)	(270)	(273)

	23,598	20,456	18,637

Income from continuing operations before taxes on income	1,970	2,153	1,645
Provision for taxes on income (T)	454	539	395

Income from continuing operations before minority interests’ share	1,516	1,614	1,250
Less: Minority interests’ share	259	245	238

Income from continuing operations	1,257	1,369	1,012
Loss from discontinued operations (B)	(22)	(59)	(27)
Cumulative effect of accounting changes (C)	(2)	—	(47)

Net Income	$1,233	$1,310	$938

Earnings (loss) per Share (S)
Basic:
Income from continuing operations	$1.44	$1.57	$1.18
Loss from discontinued operations	(.03)	(.07)	(.03)
Cumulative effect of accounting changes	—	—	(.06)

Net income	$1.41	$1.50	$1.09
Diluted:
Income from continuing operations	$1.43	$1.56	$1.18
Loss from discontinued operations	(.03)	(.07)	(.04)
Cumulative effect of accounting changes	—	—	(.06)

Net income	$1.40	$1.49	$1.08

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheet (in millions)	Alcoa and subsidiaries

December 31	2005	2004

Assets
Current assets:
Cash and cash equivalents (X)	$762	$457
Receivables from customers, less allowances: 2005—$75; 2004—$81	2,860	2,651
Other receivables	427	257
Inventories (G)	3,392	2,929
Fair value of derivative contracts	520	311
Prepaid expenses and other current assets	713	755

Total current assets	8,674	7,360
Properties, plants, and equipment, net (H)	13,108	12,222
Goodwill (E and F)	6,212	6,375
Investments (I)	1,370	2,066
Other assets (J)	4,084	3,819
Assets held for sale (B)	248	767

Total Assets	$33,696	$32,609

Liabilities
Current liabilities:
Short-term borrowings (K and X)	$300	$267
Commercial paper (K and X)	912	630
Accounts payable, trade	2,570	2,159
Accrued compensation and retirement costs	1,096	1,006
Taxes, including taxes on income	871	1,017
Other current liabilities	1,445	1,054
Long-term debt due within one year (K and X)	58	57

Total current liabilities	7,252	6,190
Long-term debt, less amount due within one year (K and X)	5,279	5,345
Accrued pension benefits (W)	1,500	1,513
Accrued postretirement benefits (W)	2,105	2,150
Other noncurrent liabilities and deferred credits (L)	1,821	1,725
Deferred income taxes (T)	875	789
Liabilities of operations held for sale (B)	126	181

Total liabilities	18,958	17,893

Minority interests (M)	1,365	1,416

Commitments and contingencies (N)

Shareholders’ Equity
Preferred stock (R)	55	55
Common stock (R)	925	925
Additional capital	5,720	5,775
Retained earnings	9,345	8,636
Treasury stock, at cost	(1,899)	(1,926)
Accumulated other comprehensive loss	(773)	(165)

Total shareholders’ equity	13,373	13,300

Total Liabilities and Equity	$33,696	$32,609

The accompanying notes are an integral part of the consolidated financial statements.

Statement of Consolidated Cash Flows (in millions)	Alcoa and subsidiaries

For the year ended December 31	2005	2004	2003

Cash from Operations
Net income	$1,233	$1,310	$938
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,258	1,185	1,158
Deferred income taxes	(16)	(95)	128
Equity loss (income), net of dividends	35	(54)	(94)
Restructuring and other charges (D)	292	(22)	(27)
Net gain on early retirement of debt and interest rate swap settlements (K and O)	—	(58)	—
Gains from investing activities—sale of assets and businesses (O)	(406)	(44)	(37)
Provision for doubtful accounts	19	24	11
Loss from discontinued operations (B)	22	59	27
Accounting changes (C)	2	—	47
Minority interests	259	245	238
Other	30	80	116
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(469)	(130)	(111)
(Increase) reduction in inventories	(503)	(402)	94
(Increase) reduction in prepaid expenses and other current assets	(3)	(94)	54
Increase (reduction) in accounts payable and accrued expenses	663	110	(171)
(Reduction) increase in taxes, including taxes on income	(102)	120	(247)
Cash paid on early retirement of debt and interest rate swap settlements (K)	—	(52)	—
Cash (paid) received on long-term aluminum supply contract	(93)	—	440
Pension contributions	(383)	(101)	(87)
Net change in other noncurrent assets and liabilities	(194)	(134)	(146)
Reduction in net assets held for sale	—	185	30

Cash provided from continuing operations	1,644	2,132	2,361

Cash provided from discontinued operations	32	67	73

Cash from operations	1,676	2,199	2,434

Financing Activities
Net changes to short-term borrowings	5	213	12
Common stock issued for stock compensation plans	72	83	98
Repurchase of common stock	(108)	(67)	—
Dividends paid to shareholders	(524)	(524)	(516)
Dividends paid to minority interests	(75)	(119)	(207)
Net change in commercial paper	282	630	(665)
Additions to long-term debt	278	180	387
Payments on long-term debt	(254)	(1,921)	(823)

Cash used for financing activities	(324)	(1,525)	(1,714)

Investing Activities
Capital expenditures	(2,116)	(1,137)	(857)
Capital expenditures of discontinued operations	(22)	(6)	(13)
Acquisition of minority interests (F and P)	(199)	—	—
Acquisitions, net of cash acquired (F and P)	(262)	(2)	(9)
Proceeds from the sale of assets and businesses	505	392	164
Additions to investments	(30)	(69)	(11)
Sale of investments (F)	1,081	—	129
Changes in short-term investments	(8)	30	19
Other	16	(10)	52

Cash used for investing activities	(1,035)	(802)	(526)

Effect of exchange rate changes on cash	(12)	9	38

Net change in cash and cash equivalents	305	(119)	232
Cash and cash equivalents at beginning of year	457	576	344

Cash and cash equivalents at end of year	$762	$457	$576

The accompanying notes are an integral part of the consolidated financial statements.

Statement of Shareholders’ Equity (in millions, except per-share amounts)	Alcoa and subsidiaries

December 31	Comprehensive income	Preferred stock	Common stock	Additional capital		Retained earnings	Treasury stock	Accumulated other compre- hensive loss	Total shareholders’ equity

Balance at end of 2002		$55	$925	$6,101	†	$7,428	$(2,828)	$(1,754)	$9,927
Comprehensive income—2003:
Net income—2003	$938					938			938
Other comprehensive income (loss):
Change in minimum pension liability, net of $21 tax benefit	(39)
Currency translation adjustments	818
Unrealized gains on available-for-sale securities, net of $183 tax expense	340
Unrecognized gains/(losses) on derivatives, net of tax and minority interests of $(53):
Net change from periodic revaluations	115
Net amount reclassified to income	(49)

Net unrecognized gains on derivatives	66

Comprehensive income	$2,123							1,185	1,185

Cash dividends: Preferred @ $3.75 per share						(2)			(2)
Common @ $.60 per share						(514)			(514)
Stock issued: Alcoa Alumínio minority interest acquisition (F)				(193)			603		410
Stock issued: compensation plans				(77)			208		131

Balance at end of 2003		55	925	5,831	†	7,850	(2,017)	(569)	12,075
Comprehensive income—2004:
Net income—2004	$1,310					1,310			1,310
Other comprehensive income (loss):
Change in minimum pension liability, net of $11 tax benefit	(21)
Currency translation adjustments	535
Unrealized losses on available-for-sale securities, net of $51 tax benefit (X)	(94)
Unrecognized gains/(losses) on derivatives, net of tax and minority interests of $34 (X):
Net change from periodic revaluations	120
Net amount reclassified to income	(136)

Net unrecognized losses on derivatives	(16)

Comprehensive income	$1,714							404	404

Cash dividends: Preferred @ $3.75 per share						(2)			(2)
Common @ $.60 per share						(522)			(522)
Stock issued: compensation plans				(56)			91		35

Balance at end of 2004		55	925	5,775	†	8,636	(1,926)	(165)	13,300
Comprehensive income—2005:
Net income—2005	$1,233					1,233			1,233
Other comprehensive income (loss):
Change in minimum pension liability, net of $80 tax benefit	(148)
Currency translation adjustments	(542)
Unrealized gains on available-for-sale securities, net of $52 tax expense (X)	96
Unrecognized gains/(losses) on derivatives, net of tax and minority interests of $87 (X):
Net change from periodic revaluations	123
Net amount reclassified to income	(137)

Net unrecognized losses on derivatives	(14)

Comprehensive income	$625							(608)	(608)

Cash dividends: Preferred @ $3.75 per share						(2)			(2)
Common @ $.60 per share						(522)			(522)
Stock issued: compensation plans				(55)			27		(28)

Balance at end of 2005		$55	$925	$5,720	†	$9,345	$(1,899)	$(773)*	$13,373

* Comprised of unrealized translation adjustments of $(7), minimum pension liability of $(1,120), unrealized gains on available-for-sale securities of $317, and unrecognized gains/(losses) on derivatives of $37, net of tax

† Includes stock to be issued under options of $67 in 2005, $96 in 2004, $130 in 2003, and $130 in 2002

The accompanying notes are an integral part of the consolidated financial statements.

Notes to the Consolidated

Financial Statements

(dollars in millions, except per-share amounts)

A. Summary of Significant Accounting Policies

Basis of Presentation. The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates upon subsequent resolution of identified matters.

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Alcoa and companies in which Alcoa has a controlling interest. Intercompany transactions have been eliminated. The equity method of accounting is used for investments in affiliates and other joint ventures over which Alcoa has significant influence (ownership between twenty and fifty percent) but does not have effective control. Investments in affiliates in which Alcoa cannot exercise significant influence (ownership interest less than twenty percent) are accounted for on the cost method.

Alcoa also evaluates consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether Alcoa is the primary beneficiary. Consolidation is required if both of these criteria are met. Alcoa does not have any variable interest entities requiring consolidation.

Cash Equivalents. Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

Inventory Valuation. Inventories are carried at the lower of cost or market, with cost for a substantial portion of U.S. and Canadian inventories determined under the last-in, first-out (LIFO) method. The cost of other inventories is principally determined under the average-cost method. See Note G for additional information.

Properties, Plants, and Equipment. Properties, plants, and equipment are recorded at cost. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets, averaging 33 years for structures and approximately 16 years for machinery and equipment, as useful lives range between 5 and 25 years. Gains or losses from the sale of assets are generally recorded in other income (see policy that follows for assets classified as held for sale and discontinued operations). Repairs and maintenance are charged to expense as incurred. Interest related to the construction of qualifying assets is capitalized as part of the construction costs. Depletion related to mineral reserves is recorded using the units of production method. See Notes H and V for additional information.

Properties, plants, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations to which the assets (asset group) related to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of the carrying value of the assets (asset group) over their fair value, with fair value generally determined using a discounted cash flow analysis.

Goodwill and Other Intangible Assets. Goodwill and intangibles with indefinite useful lives are not amortized. Intangible assets with finite useful lives are amortized generally on a straight-line basis over the periods benefited, with a weighted average useful life of 13 years.

Goodwill and indefinite-lived intangible assets are tested annually for impairment and whenever events or circumstances change, such as a significant adverse change in business climate or the decision to sell a business, that would make it more likely than not that an impairment may have occurred. If the carrying value of goodwill or an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. The evaluation of impairment involves comparing the current fair value of each of the reporting units to the recorded value, including goodwill. Alcoa uses a discounted cash flow model (DCF model) to determine the current fair value of its reporting units. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market share, sales volumes and prices, costs to produce, and working capital changes. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated. However, fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill. See Note E for additional information.

Accounts Payable Arrangements. Alcoa participates in computerized payable settlement arrangements with certain vendors and third-party intermediaries. The arrangements provide that, at the vendor’s request, the third-party intermediary advances the amount of the scheduled payment to the vendor, less an appropriate discount, before the scheduled payment date. Alcoa makes payment to the third-party intermediary on the date stipulated in accordance with the commercial terms negotiated with its vendors. The amounts outstanding under these arrangements that will be paid through the third-party intermediaries are classified as short-term borrowings in the Consolidated Balance Sheet and as cash provided from financing activities in the Statement of Consolidated Cash Flows. Alcoa records imputed interest related to these arrangements as interest expense in the Statement of Consolidated Income. See Note K for additional information.

Revenue Recognition. Alcoa recognizes revenue when title, ownership, and risk of loss pass to the customer.

Alcoa periodically enters into long-term supply contracts with alumina and aluminum customers and receives advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue, and revenue is recognized as shipments are made and title, ownership, and risk of loss pass to the customer during the term of the contracts.

Environmental Expenditures. Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, and which do not contribute to future revenues, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated. The liability may include costs such as site investigations, consultant fees, feasibility studies, outside contractor, and monitoring expenses. Estimates are generally not discounted or reduced by potential claims for recovery. Claims for recovery are recognized as agreements are reached with third parties. The estimates also include costs related to other potentially responsible parties to the extent that Alcoa has reason to believe such parties will not fully pay their proportionate share. The liability is periodically reviewed and adjusted to reflect current remediation progress, prospective estimates of required activity, and other factors that may be relevant, including changes in technology or regulations. See Note Y for additional information.

Asset Retirement Obligations. Alcoa recognizes asset retirement obligations (AROs) related to legal obligations associated with the normal operation of Alcoa’s bauxite mining, alumina refining, and aluminum smelting facilities. These AROs consist primarily of costs associated with spent pot lining disposal, closure of bauxite residue areas, mine reclamation, and landfill closure. Alcoa would also recognize an ARO for any significant lease restoration obligation if required by a lease agreement. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred, and accreted over time for the change in present value. Additionally, Alcoa capitalizes asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these assets over the remaining useful life.

Income Taxes. The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of Alcoa’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Alcoa also has unamortized tax-deductible goodwill resulting from intercompany stock sales and reorganizations. Alcoa recognizes the tax benefits associated with this tax-deductible goodwill as it is being amortized for local income tax purposes rather than in the period in which the transaction is consummated.

Stock-Based Compensation. Alcoa accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations using the intrinsic value method, which resulted in no compensation cost for options granted.

Alcoa’s net income and earnings per share would have been reduced to the pro forma amounts shown below if compensation cost had been determined based on the fair value at the grant dates in accordance with Statement of Financial Accounting Standards (SFAS) Nos. 123 and 148, “Accounting for Stock-Based Compensation.”

	2005	2004	2003

Net income, as reported	$1,233	$1,310	$938
Less: compensation cost determined under the fair value method, net of tax	63	35	30

Pro forma net income	$1,170	$1,275	$908

Basic net income per share:
As reported	$1.41	$1.50	$1.09
Pro forma	1.34	1.46	1.06

Diluted net income per share:
As reported	1.40	1.49	1.08
Pro forma	1.33	1.45	1.06

Alcoa currently discloses the pro forma and actual compensation expense related to retiree-eligible employees using the nominal vesting approach, in which the compensation expense is recognized ratably over the original vesting period. Upon adoption of SFAS No. 123 (revised 2004) “Share-Based Payment” (SFAS No. 123(R)), the company is required to recognize compensation expense for these employees using the non-substantive vesting period approach, in which the compensation expense is recognized ratably over the requisite service period following the date of grant. The impact of this change on the attribution period would not have had a material impact on the results of operations for the periods presented herein.

On December 31, 2005, Alcoa accelerated the vesting of 11 million unvested stock options granted to employees in 2004 and on January 13, 2005. The 2004 and 2005 accelerated options have weighted average exercise prices of $35.60 and $29.54, respectively, and in the aggregate, represent approximately 12 percent of Alcoa’s total outstanding options. The decision to accelerate the vesting of the 2004 and 2005 options was made primarily to avoid recognizing the related compensation cost in future financial statements upon the adoption of SFAS No. 123(R), which Alcoa will adopt on January 1, 2006. The accelerated vesting of the 2004 and 2005 stock options will reduce Alcoa’s after-tax stock option compensation expense in 2006 by $21 and in 2007 by $7.

In addition to stock option awards described above, beginning in 2004 the company granted stock awards and performance share awards that vest in three years from the date of grant. Compensation expense is calculated based on the fair value at the grant dates, and the after-tax expense recognized on these awards in 2005 and 2004 was $16 and $9, respectively.

In anticipation of the adoption of SFAS No. 123(R), Alcoa switched from the Black-Scholes pricing model to a lattice model to estimate fair value at grant date for options granted in 2005. The financial impact of this change was not material. Alcoa will begin expensing options using the modified prospective application.

The fair value of each option is estimated on the date of grant or subsequent reload using the lattice or Black-Scholes pricing model, as applicable, with the following assumptions:

December 31	2005	2004	2003

Average risk-free interest rate	2.65-4.2%	2.1%	2.2%
Expected dividend yield	1.8	1.6	2.5
Expected volatility	27-35	32	38
Expected life (years):
New option grants	3.8	3.0	3.0
Reload option grants	—	3.0	2.5
Exercise behavior assumption	32	—	—

The weighted average fair value per option granted was $6.18 in 2005, $7.72 in 2004, and $5.75 in 2003. See Note R for additional information.

Derivatives and Hedging. Derivatives are held as part of a formally documented risk management program. All derivatives are straightforward and are held for purposes other than trading. For derivatives designated as fair value hedges, Alcoa measures hedge effectiveness by formally assessing, at least quarterly, the historical high correlation of changes in the fair value of the hedged item and the derivative hedging instrument. For derivatives designated as cash flow hedges, Alcoa measures hedge effectiveness by formally assessing, at least quarterly, the probable high correlation of the expected future cash flows of the hedged item and the derivative hedging instrument. The ineffective portions of both types of hedges are recorded in revenues or other income or expense in the current period. A gain of $11 was recorded in 2005 (loss of $18 in 2004) for the ineffective portion of aluminum hedges. If the hedging relationship ceases to be highly effective or it becomes probable that an expected transaction will no longer occur, future gains or losses on the derivative are recorded in other income or expense. Two interest rate swaps ceased to qualify as hedges in 2004, due to the restructuring of debt, and were terminated. See Notes K and X for additional information. No other hedging transactions ceased to qualify as hedges in 2005 or 2004.

Alcoa accounts for interest rate swaps related to its existing long-term debt and hedges of firm customer commitments for aluminum as fair value hedges. As a result, the fair values of derivatives and changes in the fair values of the underlying hedged items are reported in other current and noncurrent assets and liabilities in the Consolidated Balance Sheet. Changes in the fair values of these derivatives and underlying hedged items generally offset and are recorded each period in sales or interest expense, consistent with the underlying hedged item.

Alcoa accounts for hedges of foreign currency exposures and certain forecasted transactions, principally purchases of natural gas, as cash flow hedges. The fair values of the derivatives are recorded in other current and noncurrent assets and liabilities in the Consolidated Balance Sheet. The effective portions of the changes in the fair values of these derivatives are recorded in other comprehensive income (a gain of $37 at December 31, 2005) and are reclassified to sales, cost of goods sold, or other income in the period in which earnings are impacted by the hedged items or in the period that the transaction no longer qualifies as a cash flow hedge. These contracts cover the same periods as known or expected exposures, generally within three years. Assuming market rates remain constant with the rates at December 31, 2005, a gain of $102 is expected to be recognized in earnings over the next 12 months.

If no hedging relationship is designated, the derivative is marked to market through earnings.

Cash flows from financial instruments are recognized in the Statement of Consolidated Cash Flows in a manner consistent with the underlying transactions. See Notes K and X for additional information.

Foreign Currency. The local currency is the functional currency for Alcoa’s significant operations outside the U.S., except certain operations in Canada, where the U.S. dollar is used as the functional currency. The determination of the functional currency for Alcoa’s operations is made based on the appropriate economic and management indicators.

Acquisitions. Alcoa’s acquisitions are accounted for using the purchase method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired is recorded as goodwill. For all acquisitions, operating results are included in the Statement of Consolidated Income since the dates of the acquisitions. See Note F for additional information.

Discontinued Operations and Assets Held For Sale. For those businesses where management has committed to a plan to divest, each business is valued at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, a loss is recognized. The fair values are estimated using accepted valuation techniques such as a DCF model, earnings multiples, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of markets and market share, sales volumes and prices, costs and expenses, and multiple other factors. Management considers historical experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the sale of the businesses to be divested may differ from the estimated fair values reflected in the financial statements.

Businesses to be divested are classified in the Consolidated Financial Statements as either discontinued operations or assets held for sale. For businesses classified as discontinued operations, the balance sheet amounts and income statement results are reclassified from their historical presentation to assets and liabilities of operations held for sale on the Consolidated Balance Sheet and to discontinued operations in the Statement of Consolidated Income for all periods presented. The gains or losses associated with these divested businesses are recorded in income (loss) from discontinued operations in the Statement of Consolidated Income. The Statement of Consolidated Cash Flows is also reclassified for assets held for sale and discontinued operations for all periods presented. Additionally, segment information does not include the results of businesses classified as discontinued operations. Management does not expect any continuing involvement with these businesses following the sales, and these businesses are expected to be disposed of within one year.

For businesses classified as assets held for sale that do not qualify for discontinued operations treatment, the balance sheet and cash flow amounts are reclassified from their historical presentation to assets and liabilities of operations held for sale. The income statement results continue to be reported in the historical income statement categories as income from continuing operations. The gains or losses associated with these divested businesses are generally recorded in restructuring and other charges in the Statement of Consolidated Income. The segment results include the results of businesses classified as assets held for sale for all periods presented. Management expects that Alcoa will have continuing involvement with these businesses following the sale, primarily in the form of ongoing aluminum or other significant supply contracts.

Recently Adopted Accounting Standards. Alcoa adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), effective December 31, 2005. See Note C for additional information.

Recently Issued Accounting Standards. SFAS No. 123 (revised 2004) “Share-Based Payment” was issued in December 2004. This standard requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Alcoa will begin expensing stock options in the first quarter of 2006, using the modified prospective application. In addition, the company is required to reflect compensation expense for these individuals using the non-substantive vesting period approach, in which the compensation expense is recognized ratably over the requisite service period following the date of grant.

SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3,” was issued in June 2005. SFAS No. 154 requires retrospective application to financial statements of prior periods for changes in accounting principle that are not adopted prospectively. This statement is effective January 1, 2006. This standard has no impact on Alcoa’s 2005 financial statements.

SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29,” was issued in December 2004. This standard eliminates the exception for nonmonetary exchanges of similar productive assets to be measured based on the fair value of the assets exchanged and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This standard is effective January 1, 2006. This standard has no impact on Alcoa’s 2005 financial statements.

In 2005, the FASB issued Emerging Issues Task Force (EITF) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” EITF 04-6 requires that stripping costs incurred during the production phase of a mine are to be accounted for as variable production costs that should be included in the costs of the inventory produced (that is, extracted) during the period that the stripping costs are incurred. EITF 04-6 is effective for the first reporting period in fiscal years beginning after December 15, 2005. Alcoa is currently evaluating the impact of this statement on the company.

Reclassification. Certain amounts in previously issued financial statements were reclassified to conform to 2005 presentations. See Note B for further information.

B. Discontinued Operations

and Assets Held for Sale

In the third quarter of 2006, Alcoa reclassified its home exteriors business to discontinued operations upon the signing of a definitive sale agreement with Ply Gem Industries, Inc. In the first quarter of 2006, Alcoa reclassified the Hawesville, KY automotive casting facility to discontinued operations upon closure of the facility. The results of the Extruded and End Products segment and the Engineered Solutions segment have been reclassified to reflect the movement of the home exteriors business and the automotive casting facility, respectively, into discontinued operations. The consolidated financial statements for all periods presented have been reclassified to reflect these businesses in discontinued operations.

In the third quarter of 2005, Alcoa reclassified the imaging and graphic communications business of Southern Graphic Systems, Inc. to discontinued operations based on the decision to sell the business. The results of the Packaging and Consumer segment have been reclassified to reflect the movement of this business into discontinued operations. The sale was completed in the fourth quarter of 2005.

The divestitures of the following businesses were completed in 2005: the telecommunications business, the protective packaging business, and the imaging and graphic communications business. See Note F for additional details.

At the end of 2005, businesses classified as discontinued operations included the home exteriors business, the Hawesville, KY automotive casting facility, the wireless component of the telecommunications business and a small automotive casting business in the U.K.

The following table details selected financial information for the businesses included within discontinued operations in the Statement of Consolidated Income.

	2005	2004	2003

Sales	$1,033	$1,352	$1,446

Income from operations	$38	$37	$18
Gain on sale of businesses	50	8	—
Loss from impairment	(55)	(153)	(69)

Pretax income (loss)	33	(108)	(51)
(Provision)/benefit for taxes	(57)	6	17
Minority interests	2	43	7

Loss from discontinued operations	$(22)	$(59)	$(27)

The loss of $22 in discontinued operations in 2005 was comprised of $21 in net operating income, offset by $43 of net losses associated with businesses impaired or sold in 2005, including a $28 loss for asset impairments associated with the Hawesville, KY automotive casting facility. The loss of $59 in discontinued operations in 2004 was comprised of impairment losses of $89 to reflect the estimated fair values of the protective packaging and telecommunications businesses, as well as the U.K. automotive casting business, somewhat offset by $25 of net operating income of these businesses and a net gain of $5 on businesses sold in 2004. The loss of $27 in discontinued operations in 2003 was comprised of an impairment loss of $45 related to a reduction in the estimated fair value of the automotive fasteners business, somewhat offset by $18 of operating income.

The major classes of assets and liabilities of operations held for sale in the Consolidated Balance Sheet are as follows:

December 31	2005	2004

Assets:
Receivables	$78	$190
Inventories	61	83
Properties, plants, and equipment, net	63	187
Other assets	46	307

Total assets held for sale	$248	$767

Liabilities:
Accounts payable, accrued expenses and other	$126	$181

Total liabilities of operations held for sale	$126	$181

For all of the businesses to be divested, the fair values were estimated utilizing accepted valuation techniques. The fair values that are ultimately realized upon the sale of the businesses to be divested may differ from the estimated fair values reflected in the financial statements.

C. Asset Retirement Obligations

Alcoa adopted FIN 47, effective December 31, 2005. FIN 47 clarifies the accounting for conditional asset retirement obligations (CAROs), as referenced in SFAS No. 143, “Accounting for Asset Retirement Obligations.” A CARO is a legal obligation to perform an asset retirement activity in which the obligation is unconditional, but uncertainty exists about the timing and/or method of settlement, which may or may not be under the control of Alcoa, and which prevents the reasonable estimation of the fair value of the CARO. Upon adoption, Alcoa recognized a cumulative effect adjustment of $2, consisting primarily of costs for regulated waste materials related to the demolition of certain power facilities. Pro forma amounts related to prior periods are not presented, as there is no impact on prior period financial statements.

Historically, Alcoa has either operated locations or sold them and, in certain circumstances, has curtailed them for possible future use while continuing with ongoing security, utility and other maintenance costs as deemed necessary. In the event of a decision to permanently shutdown and/or demolish a facility, Alcoa would record an ARO for the removal, treatment, transportation, storage and/or disposal of various regulated assets and hazardous materials such as asbestos, underground and aboveground storage tanks, PCBs, various process residuals, solid wastes, electronic equipment waste, and various other materials.

AROs have not been recorded in the financial statements for any Alcoa operating location—other than those with specific legal obligations for spent pot lining disposal, closure of bauxite residue areas, mine reclamation, landfill closure, and specific lease restoration requirements—because the fair value of such potential retirement obligations cannot be measured as the settlement dates for these operating locations cannot be estimated. Such amounts may be material to the financial statements in the period in which they are recorded.

Effective January 1, 2003, Alcoa adopted SFAS No. 143. The cumulative effect adjustment recognized upon adoption of this standard was $47, consisting primarily of costs to establish assets and liabilities related to spent pot lining disposal for pots currently in operation.

The following table details the changes in the carrying amount of AROs.

December 31	2005	2004

Balance at beginning of year	$233	$217
Accretion expense	14	15
Payments	(31)	(25)
Liabilities incurred	46	30
Translation and other	(4)	(4)

Balance at end of year	$258	$233

D. Restructuring and Other Charges

Restructuring and other charges for each of the three years in the period ended December 31, 2005, were comprised of:

	2005	2004	2003

Asset impairments	$86	$6	$—
Layoff costs	238	40	44
Other costs	16	—	—
Gain on sale of specialty chemicals business	—	(53)	—
Net reversals of previously recorded layoff and other costs*	(48)	(15)	(38)
Net reversals of previously recorded gains/losses on assets held for sale	—	—	(33)

Restructuring and other charges	$292	$(22)	$(27)

*	Reversals of previously recorded layoff and other costs resulted from changes in facts and circumstances that led to changes in estimated costs.

2005 Restructuring Program. As a result of the global realignment of Alcoa’s organization structure, designed to optimize operations in order to better serve customers, a restructuring plan was developed to identify opportunities to streamline operations on a global basis. The restructuring program consisted of the elimination of jobs across all segments of the company, various plant closings and consolidations, and asset disposals. Restructuring charges of $292 ($190 after tax and minority interests) were recorded in 2005 and were comprised of the following components: $238 of charges for employee termination and severance costs associated with approximately 8,450 salaried and hourly employees, spread globally across the company; $86 related to asset impairments for structures, machinery, and equipment; and $16 for exit costs, consisting primarily of accelerated depreciation associated with assets for which the useful life has been changed due to plans to close certain facilities in the near term. Reversals of previously recorded layoff and other costs were primarily due to Alcoa’s decision to sell certain locations that it previously planned to shut down in 2005.

While restructuring charges are not reflected in the segment results, the following table details what the impact of allocating these items to segment results would have been:

	2005	2004	2003

Alumina	$6	$(48)	$(1)
Primary Metals	36	(1)	4
Flat-Rolled Products	15	1	13
Extruded and End Products	70	9	7
Engineered Solutions	109	8	(11)
Packaging and Consumer	39	10	(44)

Segment total	275	(21)	(32)
Corporate	17	(1)	5

Total restructuring and other charges	$292	$(22)	$(27)

The following discussion details the significant components of the 2005 restructuring program:

– In December 2005, the company temporarily curtailed production at its Eastalco, MD smelter because it was not able to secure a new, competitive power supply for the facility. A charge of $14 was recorded for the termination of approximately 550 people.

– The automotive operations, included in the Engineered Solutions segment, were restructured to improve efficiencies and included the following actions:

•	A restructuring of the cast auto wheels business occurred, which ultimately included the sale of the wheels facility in Italy. Total charges recorded in 2005 were $71, consisting of $15 for severance costs associated with approximately 450 employees, $46 for asset impairments, and $10 loss on sale of the facility in Italy.

•	Headcount reductions in the AFL automotive business resulted in a charge of $27 for the termination of approximately 3,900 employees, primarily in Mexico.

– The global extruded and end products businesses were restructured to optimize operations and increase productivity and included the following actions:

•	Headcount reductions across various businesses resulted in a charge of $50 for the termination of 1,050 employees in the U.S., Europe, and Latin America.
•	Charges of $15 were recorded for asset disposals at various U.S. and European extrusion plants related to certain assets which the businesses have ceased to operate.

– The restructuring associated with the packaging and consumer businesses consisted of plant consolidations and closures designed to strengthen the operations, resulting in charges of $39, comprised of $23 for the termination of 1,620 employees primarily in the U.S., $8 for asset disposals, and $8 for other exit costs. Other exit costs primarily consisted of accelerated depreciation.

Employee termination and severance costs were recorded based on approved detailed action plans submitted by the operating locations that specified positions to be eliminated, benefits to be paid under existing severance plans, union contracts or statutory requirements, and the expected timetable for completion of the plans. These terminations are expected to be completed in the next twelve months. As of December 31, 2005, 3,550 of the approximately 8,450 employees had been terminated. Approximately $69 of cash payments were made against the 2005 program reserves in 2005.

2004 Restructuring Program. During 2004, Alcoa recorded income of $22 ($41 after tax and minority interests) for restructuring and other items. The income recognized was comprised of the following components: a gain of $53 ($61 after tax and minority interests) on the sale of Alcoa’s specialty chemicals business and $15 resulting from adjustments to prior year reserves, offset by charges of $40 related to additional layoff reserves associated with approximately 4,100 hourly and salaried employees (located primarily in Mexico and the U.S.), as the company continued to focus on reducing costs, and $6 of asset impairments. The 2004 restructuring program is essentially complete. Approximately $16 of cash payments were made in 2005 related to prior year restructuring programs.

2003 Restructuring Program. During 2003, Alcoa recorded income of $27 ($25 after tax and minority interests) for restructuring and other charges. The income recognized was comprised of the following components: $44 of charges for employee termination and severance costs associated with approximately 1,600 hourly and salaried employees (located primarily in Europe, the U.S., and Brazil), as the company continued to focus on cost reductions in businesses that continued to be impacted by market declines; $33 of net favorable adjustments on assets held for sale; and $38 of income resulting from adjustments to prior year layoff reserves due to changes in facts and circumstances that led to changes in estimated costs. The 2003 restructuring program is essentially complete.

Activity and reserve balances for restructuring charges are as follows:

	Employee termination and severance costs	Other exit costs	Total

Reserve balances at December 31, 2002	$161	$84	$245

2003:
Cash payments	(120)	(27)	(147)
2003 restructuring charges	44	—	44
Reversals of previously recorded restructuring charges	(38)	(9)	(47)

Reserve balances at December 31, 2003	$47	$48	$95

2004:
Cash payments	(52)	(5)	(57)
2004 restructuring charges	40	—	40
Reversals of previously recorded restructuring charges	(11)	(4)	(15)

Reserve balances at December 31, 2004	$24	$39	$63

2005:
Cash payments	(78)	(7)	(85)
2005 restructuring charges	238	6	244
Reversals of previously recorded restructuring charges	(48)	—	(48)

Reserve balances at December 31, 2005	$136	$38	$174

E. Goodwill and Other Intangible Assets

The following table details the changes in the carrying amount of goodwill.

December 31	2005	2004

Balance at beginning of year	$6,375	$6,277
Divestiture of businesses	(16)	—
Translation and other adjustments	(147)	98

Balance at end of year	$6,212	$6,375

The divestiture of businesses is primarily related to the sale of railroad assets within the Primary Metals segment.

The following tables detail other intangible assets.

December 31, 2005	Gross carrying amount	Accumulated amortization

Computer software	$763	$(255)
Patents and licenses	154	(71)
Other intangibles	367	(117)

Total amortizable intangible assets	1,284	(443)

Indefinite-lived trade names and trademarks	166	—

Total other intangible assets	$1,450	$(443)

December 31, 2004	Gross carrying amount	Accumulated amortization

Computer software	$685	$(213)
Patents and licenses	154	(70)
Other intangibles	373	(118)

Total amortizable intangible assets	1,212	(401)

Indefinite-lived trade names and trademarks	173	—

Total other intangible assets	$1,385	$(401)

Computer software costs consisted primarily of software costs associated with an enterprise business solution (EBS) within Alcoa to drive common systems among all businesses. Other intangibles, recorded within other assets in the Consolidated Balance Sheet, consisted primarily of customer relationship intangibles.

Amortization expense for intangible assets for the years ended December 31, 2005, 2004, and 2003 was $83, $73, and $76, respectively. Amortization expense is expected to be in the range of approximately $60 to $90 annually from 2006 to 2010.

F. Acquisitions and Divestitures

2005 Acquisitions. In December 2005, Alcoa purchased the remaining 30 percent minority interest in the Alcoa Closure Systems International (Tianjin) Co., Ltd. joint venture owned by its partner, China Suntrust Investment Group Co., Ltd., for $7 in cash. The joint venture, established in 1994 to produce plastic closures for beverages, is now a wholly-owned subsidiary.

In October 2005, Alcoa completed the formation of Alcoa Bohai Aluminum Industries Company Limited, a consolidated joint venture between Alcoa and the China International Trust & Investment (CITIC). Alcoa holds a 73% interest and will be the managing partner in the new venture, which will produce aluminum rolled products at the Bohai plant in Qinghuangdao, China. Alcoa is required to contribute an additional $115 in 2006 and $27 in 2007 to the new entity. The transaction resulted in $2 of goodwill.

In June 2005, Alcoa completed the purchase of the remaining 40 percent interest in the Alcoa (Shanghai) Aluminum Products Ltd. joint venture from its partner Shanghai Light Industrial Equipment (Group) Company, Ltd. for $16 in cash. Alcoa (Shanghai) Aluminum Products Ltd. is now a wholly-owned subsidiary and will continue to sell foil products to customers throughout Asia. The transaction resulted in $2 of goodwill.

On March 31, 2005, Alcoa finalized an agreement with Fujikura Ltd. of Japan in which Alcoa obtained complete ownership of the AFL automotive business and Fujikura obtained complete ownership of the AFL telecommunications business through a tax-free exchange. Fujikura exchanged all of its AFL shares for shares of a new telecommunications entity and $176 in cash. The transaction resulted in a reduction of goodwill for the AFL automotive business of $44, subject to adjustment based upon valuation and other studies that have not been completed. The agreement provides for a contingent payment to Fujikura in 2008 based upon the amount, if any, by which the average annual earnings from 2005 through 2007 for the automotive business exceed a targeted amount. This contingent payment, if paid, will be recorded as an adjustment to the transaction value. AFL automotive business results are recorded in the Engineered Solutions segment.

On January 31, 2005, Alcoa acquired two fabricating facilities located in the Russian Federation. The facilities, located in Belaya Kalitva and Samara, were purchased for $257 in cash. In connection with this transaction, Alcoa also made a $93 payment related to a long-term aluminum supply contract, which is recorded in other noncurrent assets in the accompanying financial statements. Based on the current purchase price allocation, no goodwill was recorded on this transaction. The final allocation of the purchase price will be based upon valuation and other studies, including environmental and other contingent liabilities, which will be completed in the first quarter of 2006. The purchase agreement also provides for contingent payments over the next five years based on the performance of the Russian facilities, with a potential carryforward period of an additional five years. The maximum amount of total contingent payments is $85. These contingent payments, if paid, will be recorded as an adjustment to purchase price. No contingent payments were made during 2005. The results of these facilities are recorded in the Flat-Rolled Products segment, the Extruded and End Products segment, and the Engineered Solutions segment.

2005 Divestitures. In December 2005, Alcoa completed the sale of its imaging and graphics communications business, Southern Graphic Systems, Inc. (SGS), to Citigroup Venture Capital Equity Partners, LP for $408 in cash and recognized a gain of $63 ($9 after tax). SGS was reflected in discontinued operations in the accompanying financial statements.

In September 2005, Alcoa sold its railroad assets to RailAmerica Transportation Corp., a subsidiary of RailAmerica Inc., for $78 in cash, resulting in a gain of $67 ($37 after tax). Alcoa and RailAmerica have entered into long-term service agreements under which RailAmerica will provide services to Alcoa facilities that utilize the railroads.

In September 2005, Alcoa completed the sale of its protective packaging business to Forest Resources LLC for $13 in cash and recorded a loss of $6 ($4 after tax). This business was reflected in discontinued operations in the accompanying financial statements.

In April 2005, Alcoa sold its stock in Elkem ASA (Elkem) to Orkla ASA for $869 in cash, resulting in a gain of $345 ($180 after tax), which was recorded in other income in the Statement of Consolidated Income.

In January 2005, Alcoa sold its interest in Integris Metals Inc., a metals distribution joint venture in which Alcoa owned a 50% interest, to Ryerson Tull. The investment was sold for $410 in cash and the assumption of Integris’ debt, which was approximately $234. Alcoa received cash of $205, and no material gain or loss was recorded on the transaction.

2004 Acquisitions. During 2004, Alcoa completed two acquisitions at a cash cost of $2. None of these transactions had a material impact on Alcoa’s financial statements.

2004 Divestitures. In 2004, Alcoa substantially completed its 2002 plan to divest certain noncore businesses, as outlined below:

During the fourth quarter of 2004, Alcoa sold an extrusion facility in Brazil, and no material gain or loss was recorded on the transaction. Alcoa also sold 40% of its interest in the Juruti bauxite project in Brazil to Alumina Limited, its partner in Alcoa World Alumina and Chemicals (AWAC). Alcoa holds 60% of AWAC, and Alumina Limited holds the remaining 40%. In exchange for 40% of Alcoa’s interest in the Juruti project, Alumina Limited contributed $40 to AWAC, and Alcoa realized a gain of $37 ($37 after tax) on the transaction.

During the second quarter of 2004, Alcoa sold its Russellville, AR and St. Louis, MO foil facilities and an extrusion facility in Europe for $37 in cash. Alcoa also sold its flexible packaging business in South America, which had been included in discontinued operations. There was no material gain or loss recognized on these transactions.

In the first quarter of 2004, Alcoa completed the sale of its specialty chemicals business to two private equity firms led by Rhone Capital LLC for an enterprise value of $342, which included the assumption of debt and other obligations. Alcoa received cash of $248 and recognized a gain of approximately $53 ($61 after tax and minority interests) in restructuring and other charges in the Statement of Consolidated Income.

Additionally, in the first quarter of 2004, Alcoa sold two businesses that were included in discontinued operations: the packaging equipment business was sold for $44 in cash and resulted in the recognition of a gain of $15 ($10 after tax), and the automotive fasteners business was sold for $17 in cash and notes receivable and resulted in an additional loss of $7 ($5 after tax).

2003 Acquisitions. In October 2003, Alcoa expanded its aluminum alliance with Kobe Steel Ltd. (Kobe) in Japan on the joint development of aluminum products for the automotive market. As part of this arrangement and due to changes in the business environment, Alcoa and Kobe discontinued their association in three can sheet joint ventures: KAAL Australia, KAAL Japan, and KAAL Asia. Based on terms of the agreement, Alcoa acquired from Kobe the remaining 50% interest in KAAL Australia, as well as the remaining 20% interest in KAAL Asia. In turn, Kobe purchased a 47% interest in KAAL Japan from Alcoa. These transactions, which were recorded at fair value, resulted in net cash proceeds to Alcoa of $9 and recognition of a gain of $17 ($26 after tax). Also, Alcoa and Kobe amended an existing aluminum supply agreement related to the KAAL Japan operations, which resulted in an acceleration of the delivery term of the agreement to two years.

In August of 2003, Alcoa acquired the remaining 40.9% shareholding in Alcoa Alumínio (Alumínio) held by Camargo Côrrea Group (Camargo Group) since 1984. Alcoa issued to the Camargo Group 17.8 million shares of Alcoa common stock, with a fair value of approximately $410, in exchange for the Camargo Group’s holdings. The agreement also provides for contingent payments through 2008, based on the performance of the South American operations. The maximum amount of contingent payments is $235. The contingent payments will be reduced by appreciation on the Alcoa shares issued in the transaction, as specified in the agreement. No contingent payments related to this agreement were required in 2004 or 2005. The purchase price allocation resulted in goodwill of approximately $56.

2003 Divestitures. In October of 2003, Alcoa completed the sale of its Latin America PET business to Amcor PET Packaging for $75, which resulted in an immaterial gain on the transaction. Alcoa also sold investments for approximately $129, comprised primarily of its interest in Latasa, a Latin America aluminum can business.

In connection with acquisitions made prior to 2003, Alcoa could be required to make additional payments of approx-

imately $50 from 2006 through 2007 based upon the achievement of various financial and operating targets. During 2005, Alcoa made a contingent payment of approximately $13 related to the Fairchild acquisition, which was recorded as an adjustment to goodwill.

Pro forma results of the company, assuming all acquisitions had been made at the beginning of each period presented, would not have been materially different from the results reported.

G. Inventories

December 31	2005	2004

Finished goods	$962	$896
Work in process	1,024	899
Bauxite and alumina	486	456
Purchased raw materials	691	464
Operating supplies	229	214

	$3,392	$2,929

Approximately 44% of total inventories at December 31, 2005 were valued on a LIFO basis. If valued on an average-cost basis, total inventories would have been $858 and $680 higher at the end of 2005 and 2004, respectively.

H. Properties, Plants, and Equipment, at Cost

December 31	2005	2004

Land and land rights, including mines	$457	$460
Structures	6,255	6,116
Machinery and equipment	17,996	17,748

	24,708	24,324
Less: accumulated depreciation and depletion	13,661	13,086

	11,047	11,238
Construction work in progress	2,061	984

	$13,108	$12,222

I. Investments

December 31	2005	2004

Equity investments	$631	$1,517
Other investments	739	549

	$1,370	$2,066

Equity investments are primarily comprised of a 50% investment in Elkem Aluminium ANS, a joint venture between Alcoa and Elkem that owns and operates two aluminum smelters in Norway, and investments in several hydroelectric power construction projects in Brazil. See Note N for additional information. In 2005, Alcoa sold its 46.5% investment in Elkem and its 50% interest in Integris Metals Inc. During 2005, Alcoa recorded an impairment charge of $90 related to the closure of the Hamburger Aluminium-Werk facility, which was recorded in equity income.

Other investments are primarily comprised of Alcoa’s 8% interest in Aluminum Corporation of China (Chalco). The investment in Chalco is classified as an available-for-sale security and is carried at fair value, with unrealized gains/losses recorded in other comprehensive income. Cumulative unrealized gains, net of taxes, were $318 in 2005 and $221 in 2004.

J. Other Assets

December 31	2005	2004

Intangibles, net (E)	$1,007	$984
Deferred income taxes	1,600	1,604
Prepaid pension benefit (W)	144	83
Deferred charges and other	1,333	1,148

	$4,084	$3,819

K. Debt

Long-Term Debt.

December 31	2005	2004

4.25% Notes, due 2007	$792	$800
6.625% Notes, due 2008	150	150
7.375% Notes, due 2010	1,000	1,000
6.5% Notes, due 2011	1,000	1,000
6% Notes, due 2012	1,000	1,000
5.375% Notes, due 2013	600	600
6.5% Bonds, due 2018	250	250
6.75% Bonds, due 2028	300	300
Medium-term notes, due 2006–2013 (8.1% and 8.2% average rates)	110	142
Alcoa Alumínio 7.5% Export notes, due 2006–2008	58	74
Fair value adjustments	(37)	33
Other	114	53

	5,337	5,402
Less: amount due within one year	58	57

	$5,279	$5,345

The amount of long-term debt maturing in each of the next five years, including the effects of fair value adjustments, is $58 in 2006, $857 in 2007, $281 in 2008, $32 in 2009, and $1,007 in 2010.

Alcoa Alumínio’s export notes are collateralized by receivables due under an export contract. Certain financial ratios must be maintained, including the maintenance of a minimum debt service ratio, as well as a certain level of tangible net worth of Alumínio and its subsidiaries. The tangible net worth calculation excludes the effects of foreign currency changes.

The fair value adjustments result from changes in the carrying amounts of certain fixed-rate borrowings that have been designated as being hedged. Of the $(37) in 2005, $(100) related to outstanding hedges and $63 related to hedges that were settled early. Of the $33 in 2004, $(42) related to outstanding hedges and $75 related to hedges that were settled early. The adjustments for hedges that were settled early are being recognized as reductions of interest expense over the remaining maturity of the related debt (through 2028). For additional information on interest rate swaps, see Note X.

In 2004, Alcoa retired early $1,200 of debt securities, consisting of the following: $200 of 6.125% Bonds due in 2005, $500 of 7.25% Notes due in 2005, and $500 of 5.875% Notes due in 2006. These debt securities were retired primarily with proceeds from commercial paper borrowings and cash provided from operations. Alcoa recognized a net gain of $58 in other income on the early retirement of long-term debt and the associated settlement of interest rate swaps. The net gain of $58 is comprised of the following:

•	a premium paid for early retirement of debt and related expenses of $67;
•	a gain of $48 from previously settled interest rate swaps that hedged the retired debt and was reflected as an increase in its carrying value; and
•	a gain of $77 from the settlement of interest rate swaps that hedged anticipated borrowings between June 2005 and June 2006. See Note X for additional information.

Commercial Paper. Commercial paper was $912 at December 31, 2005 and $630 at December 31, 2004. Commercial paper matures at various times within one year and has an annual weighted average interest rate of 4.3%. Alcoa maintains $3,000 of revolving-credit agreements with varying expiration dates as backup to its commercial paper program. In April 2005, Alcoa refinanced its $1,000 revolving-credit agreement that was to expire in April 2005 into a new $1,000 revolving-credit agreement that will expire in April 2010. Alcoa also has a $1,000 revolving-credit agreement that will expire in April 2008 and a $1,000 revolving-credit agreement that will expire in April 2009. Under these agreements, a certain ratio of indebtedness to consolidated net worth must be maintained. There were no amounts outstanding under the revolving-credit agreements at December 31, 2005. The interest rate on the agreements expiring in 2008 and 2009, if drawn upon, is Libor plus 17 basis points, which is subject to adjustment if Alcoa’s credit rating changes, to a maximum interest rate of Libor plus 83.5 basis points. The interest rate on the agreement expiring in 2010, if drawn upon, is Libor plus 18 basis points, which is subject to adjustment if Alcoa’s credit rating changes, to a maximum interest rate of Libor plus 60 basis points.

Short-Term Borrowings. Short-term borrowings included $233 and $216 at December 31, 2005 and 2004, respectively, related to accounts payable settlement arrangements with certain vendors and third-party intermediaries.

L. Other Noncurrent Liabilities and Deferred Credits

December 31	2005	2004

Deferred alumina sales revenue	$164	$179
Deferred aluminum sales revenue	186	260
Environmental remediation (Y)	350	318
Deferred credits	88	96
Asset retirement obligations	238	204
Other noncurrent liabilities	795	668

	$1,821	$1,725

M. Minority Interests

The following table summarizes the minority shareholders’ interests in the equity of consolidated subsidiaries.

December 31	2005	2004

Alcoa of Australia	$888	$798
Alcoa World Alumina LLC	236	200
Alcoa Fujikura Ltd. (F)	—	273
Other	241	145

	$1,365	$1,416

N. Commitments and Contingencies

Various lawsuits, claims and proceedings have been or may be instituted or asserted against Alcoa, including those pertaining to environmental, product liability, and safety and health matters. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the financial position or liquidity of the company.

Alcoa Alumínio S.A. (Alumínio), a wholly-owned subsidiary of Alcoa, is a participant in several hydroelectric power construction projects in Brazil for purposes of increasing its energy self-sufficiency and providing a long-term, low-cost source of power for its facilities.

The Machadinho project was completed in 2002. Alumínio committed to taking a share of the output of the completed Machadinho project for 30 years at cost (including cost of financing the project). In the event that other participants in this project fail to fulfill their financial responsibilities, Alumínio may be required to fund a portion of the deficiency. In accordance with the agreement, if Alumínio funds any such deficiency, its participation and share of the output from the project will increase proportionately.

The Barra Grande project was completed in November 2005 and is expected to reach full capacity in May 2006. Alumínio accounts for the Machadinho and Barra Grande hydroelectric projects on the equity method. Its total investment in these projects was $152 and $124 at December 31, 2005 and 2004, respectively. Alcoa’s maximum exposure to loss on these completed projects is $447, which represents Alcoa’s investment and guarantees of debt.

In October of 2004, Alcoa agreed to acquire a 20% interest in a consortium formed to acquire the Dampier to Bunbury Natural Gas Pipeline (DBNGP) in Western Australia in exchange for an initial cash investment of $17, which was classified as an equity investment. Alcoa has made additional contributions of $19 and committed to invest an additional $53 to be paid as the pipeline expands through 2008. The investment in the DBNGP was made in order to secure a competitively priced long-term supply of power to Alcoa’s refineries in Western Australia. In addition to its equity ownership, Alcoa has an agreement to purchase gas transmission services from the DBNGP with the ability to terminate the agreement at its discretion. Alcoa’s maximum exposure to loss on the investment and the related contract is approximately $300.

Alcoa is party to unconditional purchase obligations that expire between 2006 and 2017. Commitments related to these contracts total $92 in 2006, $97 in 2007, $92 in 2008, $78 in 2009, $75 in 2010, and $306 thereafter. Expenditures under these contracts totaled $26 in 2005, $23 in 2004, and $21 in 2003. Additionally, Alcoa has entered into other purchase commitments for energy and raw materials which total $2,217 in 2006, $1,115 in 2007, $838 in 2008, $614 in 2009, $560 in 2010, and $6,192 thereafter.

Alcoa has standby letters of credit related to environmental, insurance, and other activities. The total amount committed under these letters of credit, which expire at various dates in 2006 through 2015, was $501 at December 31, 2005.

Alcoa has issued guarantees, primarily related to project financing for the Machadinho and Barra Grande hydroelectric power projects in Brazil. The total amount committed under these guarantees, which expire at various dates in 2006 through 2017, was $431 at December 31, 2005.

O. Other Income, Net

	2005	2004	2003

Equity income	$26	$145	$138
Interest income	65	41	38
Foreign currency losses	(27)	(30)	(83)
Net gains on sales of assets	406	44	37
Net gain on early retirement of debt and interest rate swap settlements (K)	—	58	—
Other income	10	12	143

	$480	$270	$273

Equity income in 2005 included an impairment charge of $90 related to the closure of the Hamburger Aluminium-Werk facility in Hamburg, Germany. The charge is comprised of $65 for asset impairments and $25 for employee layoff costs and other shutdown costs. Net gains on sales of assets in 2005 included the $345 gain on the sale of Alcoa’s stake in Elkem ASA and the $67 gain on the sale of railroad assets. Net gains on sales of assets in 2004 were primarily the result of the sale of Alcoa’s 40% interest in the Juruti bauxite project in Brazil, which resulted in a $37 gain. Net gains on sales of assets in 2003 were primarily associated with dispositions of office space and other smaller noncore business assets. In 2004, Alcoa recognized a gain of $58 on the early retirement of long-term debt and the associated settlement of interest rate swaps. Other income in 2003 included a $105 gain from insurance settlements of a series of historical environmental matters in the United States.

P. Cash Flow Information

Cash payments for interest and income taxes follow.

	2005	2004	2003

Interest	$386	$318	$352
Income taxes	413	294	303

The details related to acquisitions follow.

	2005	2004	2003

Fair value of assets acquired	$373	$7	$275
Liabilities assumed	(102)	(5)	(80)
Minority interests	190	—	224
Stock issued	—	—	(410)

Cash paid	461	2	9
Less: cash acquired	—	—	—

Net cash paid	$461	$2	$9

Q. Segment and Geographic Area Information

Alcoa is primarily a producer of aluminum products. Aluminum and alumina represent approximately three-fourths of Alcoa’s revenues. Nonaluminum products include precision castings, industrial fasteners, consumer products, food service and flexible packaging products, plastic closures, and electrical distribution systems for cars and trucks. Alcoa’s segments are organized by product on a worldwide basis. Alcoa’s management reporting system evaluates performance based on a number of factors; however, the primary measure of performance is the after-tax operating income (ATOI) of each segment. Certain items such as interest income, interest expense, foreign currency translation gains/losses, certain effects of LIFO inventory accounting, minority interests, restructuring and other charges, discontinued operations, and accounting changes are excluded from segment ATOI. In addition, certain expenses, such as corporate general administrative expenses and depreciation and amortization on corporate assets, are not included in segment ATOI. Segment assets exclude cash, cash equivalents, short-term investments, and all deferred taxes. Segment assets also exclude items such as corporate fixed assets, LIFO reserves, goodwill allocated to corporate, assets held for sale, and other amounts.

The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (Note A). Transactions among segments are established based on negotiation among the parties. Differences between segment totals and Alcoa’s consolidated totals for line items not reconciled are primarily due to corporate allocations.

Alcoa’s products are used worldwide in packaging, consumer products, transportation (including aerospace, automotive, truck trailer, rail, and shipping), building and construction, and industrial applications. Total exports from the U.S. from continuing operations were $2,021 in 2005, $1,825 in 2004, and $1,646 in 2003.

In January 2005, Alcoa realigned its organization structure, creating global groups to better serve customers and increase the ability to capture efficiencies. As a result, certain reportable segments have been reorganized to reflect the new organization. The businesses within the former Engineered Products segment and the Other “group” have been realigned to form the new Extruded and End Products segment and the new Engineered Solutions segment. Prior period amounts have been reclassified to reflect these changes. Additionally, the Alumina and Chemicals segment has been renamed the Alumina segment, to reflect the sale of the specialty chemicals business.

Alcoa’s reportable segments are as follows.

Alumina. This segment consists of Alcoa’s worldwide alumina system that includes the mining of bauxite, which is then refined into alumina. Alumina is sold directly to internal and external smelter customers worldwide or is processed into industrial chemical products. Alcoa’s alumina operations in Australia are a significant component of this segment. Slightly more than half of Alcoa’s alumina production is sold under supply contracts to third parties worldwide, while the remainder is used internally. In the first quarter of 2004, Alcoa sold its specialty chemicals business.

Primary Metals. This segment consists of Alcoa’s worldwide smelter system. Primary Metals receives alumina primarily from the Alumina segment and produces aluminum ingot to be used by Alcoa’s fabricating businesses, as well as sold to external customers, aluminum traders, and commodity markets.

Results from the sale of aluminum powder, scrap, and excess power are also included in this segment, as well as the results from aluminum derivative contracts. Aluminum ingot produced by Alcoa and used internally is transferred to other segments at prevailing market prices. The sale of ingot represents approximately 90% of this segment’s third-party sales.

Flat-Rolled Products. This segment’s principal business is the production and sale of aluminum plate, sheet, and foil. This segment includes rigid container sheet (RCS), which is sold directly to customers in the packaging and consumer market and is used to produce aluminum beverage cans. Seasonal increases in RCS sales are generally experienced in the second and third quarters of the year. This segment also includes sheet and plate used in the transportation, building and construction, and distributor markets (mainly used in the production of machinery and equipment and consumer durables), of which approximately two-thirds is sold directly to customers, while the remainder is sold through distributors. Approximately two-thirds of the third-party sales in this segment are derived from sheet and plate, and foil used in industrial markets, while the remaining one-third of third-party sales consists of RCS. While the customer base for flat-rolled products is large, a significant amount of sales of RCS, sheet, and plate is to a relatively small number of customers.

Extruded and End Products. This segment consists of extruded products, some of which are further fabricated into a variety of end products, and includes hard- and soft-alloy extrusions and architectural extrusions. These products primarily serve the building and construction, distribution, aerospace, automotive, and commercial transportation markets. These products are sold directly to customers and through distributors.

Engineered Solutions. This segment includes titanium, aluminum, and super-alloy investment castings; forgings and fasteners; electrical distribution systems; aluminum wheels; and integrated aluminum structural systems used in the aerospace, automotive, commercial transportation, and power generation markets. These products are sold directly to customers and through distributors.

Packaging and Consumer. This segment includes consumer, foodservice, and flexible packaging products; food and beverage closures; and plastic sheet and film for the packaging industry. The principal products in this segment include aluminum foil; plastic wraps and bags; plastic beverage and food closures; flexible packaging products; thermoformed plastic containers; and extruded plastic sheet and film. Consumer products are marketed under brands including Reynolds Wrap®, Diamond®, Baco®, and Cut-Rite® wax paper. Seasonal increases generally occur in the second and fourth quarters of the year for such products as consumer foil and plastic wraps and bags, while seasonal slowdowns for closures generally occur in the fourth quarter of the year. Products are generally sold directly to customers, consisting of supermarkets, beverage companies, food processors, retail chains, and commercial foodservice distributors.

Alcoa’s reportable segments, as reclassified for discontinued operations and assets held for sale, follow.

Segment information	Alumina	Primary Metals	Flat-Rolled Products	Extruded and End Products	Engineered Solutions	Packaging and Consumer	Total

2005
Sales:
Third-party sales	$2,130	$4,698	$6,836	$3,729	$5,032	$3,139	$25,564
Intersegment sales	1,707	4,808	128	64	—	—	6,707

Total sales	$3,837	$9,506	$6,964	$3,793	$5,032	$3,139	$32,271

Profit and loss:
Equity income (loss)	$—	$(12)	$—	$—	$1	$1	$(10)
Depreciation, depletion, and amortization	172	368	217	119	176	133	1,185
Income taxes	246	307	111	20	89	50	823
ATOI	682	822	288	39	203	105	2,139

Assets:
Capital expenditures	$608	$869	$185	$114	$131	$100	$2,007
Equity investments	215	384	4	—	8	3	614
Goodwill	15	923	158	202	2,503	814	4,615
Total assets	4,268	8,566	3,963	2,021	5,733	2,787	27,338

2004
Sales:
Third-party sales	$1,975	$3,806	$5,962	$3,387	$4,563	$2,923	$22,616
Intersegment sales	1,418	4,335	89	54	—	—	5,896

Total sales	$3,393	$8,141	$6,051	$3,441	$4,563	$2,923	$28,512

Profit and loss:
Equity income (loss)	$1	$58	$(1)	$—	$—	$1	$59
Depreciation, depletion, and amortization	153	326	198	113	188	126	1,104
Income taxes	240	314	75	22	96	72	819
ATOI	632	808	246	62	216	141	2,105

Assets:
Capital expenditures	$339	$281	$153	$99	$103	$73	$1,048
Equity investments	187	563	6	—	6	2	764
Goodwill	15	931	168	211	2,603	834	4,762
Total assets	3,605	8,121	3,672	1,935	5,701	2,805	25,839

2003
Sales:
Third-party sales	$2,002	$3,229	$4,815	$3,003	$4,325	$2,894	$20,268
Intersegment sales	1,021	3,098	66	34	—	—	4,219

Total sales	$3,023	$6,327	$4,881	$3,037	$4,325	$2,894	$24,487

Profit and loss:
Equity income (loss)	$—	$55	$(1)	$—	$—	$3	$57
Depreciation, depletion, and amortization	147	310	192	104	191	126	1,070
Income taxes	161	256	70	3	100	85	675
ATOI	415	657	221	33	190	188	1,704

Assets:
Capital expenditures	$173	$169	$149	$81	$78	$76	$726
Equity investments	163	489	13	—	6	2	673
Goodwill	17	918	165	215	2,552	822	4,689
Total assets	3,077	7,398	3,380	1,948	5,924	2,787	24,514

The difference between the segment totals and consolidated totals is in Corporate.

The following reconciles segment information to consolidated totals.

	2005	2004	2003

Sales:
Total sales	$32,271	$28,512	$24,487
Elimination of intersegment sales	(6,707)	(5,896)	(4,219)
Corporate	4	(7)	14

Consolidated sales	$25,568	$22,609	$20,282

Net income:
ATOI	$2,139	$2,105	$1,704
Impact of intersegment profit adjustments	37	52	9
Unallocated amounts (net of tax):
Interest income	42	26	24
Interest expense	(220)	(176)	(204)
Minority interests	(259)	(245)	(238)
Corporate expense	(312)	(283)	(287)
Restructuring and other charges	(197)	23	26
Discontinued operations	(22)	(59)	(27)
Accounting changes	(2)	—	(47)
Other	27	(133)	(22)

Consolidated net income	$1,233	$1,310	$938

Assets:
Total segment assets	$27,338	$25,839	$24,514
Elimination of intersegment receivables	(193)	(438)	(358)
Unallocated amounts:
Cash, cash equivalents, and short-term investments	769	463	606
Deferred tax assets	1,797	1,884	1,610
Corporate goodwill	1,597	1,613	1,588
Corporate fixed assets	753	595	810
LIFO reserve	(858)	(680)	(543)
Assets held for sale	248	767	1,385
Other	2,245	2,566	2,099

Consolidated assets	$33,696	$32,609	$31,711

Geographic information for revenues and long-lived assets follows.

	2005	2004	2003

Revenues:
U.S.	$14,923	$13,660	$12,050
Australia	2,464	1,971	1,615
Spain	1,451	1,307	1,119
United Kingdom	887	830	714
Hungary	855	604	493
Brazil	787	603	617
Germany	779	770	785
Other	3,418	2,871	2,875

	$25,564	$22,616	$20,268

Long-lived assets:*
U.S.	$11,306	$11,691	$12,084
Canada	2,508	2,537	2,604
Australia	2,703	2,262	2,050
United Kingdom	750	869	828
Brazil	1,116	797	708
Iceland	505	108	15
Other	2,659	2,528	2,311

	$21,547	$20,792	$20,600

*	Long-lived assets include intangible assets.

R. Preferred and Common Stock

Preferred Stock. Alcoa has two classes of preferred stock. Serial preferred stock has 660,000 shares authorized and 546,024 shares outstanding, with a par value of $100 per share and an annual $3.75 cumulative dividend preference per share. Class B serial preferred stock has 10 million shares authorized (none issued) and a par value of $1 per share.

Common Stock. There are 1.8 billion shares authorized at a par value of $1 per share. As of December 31, 2005, 133 million shares of common stock were reserved for issuance under the long-term stock incentive plans.

Stock options under the company’s stock incentive plans have been granted, at not less than market prices on the dates of grant. Stock option features based on date of original grant are as follows:

Date of original grant	Vesting	Term	Reload feature

2002 and prior	One year	10 years	One reload over option term
2003	3 years (1/3 each year)	10 years	One reload in 2004 for 1/3 vesting in 2004
2004 and forward	3 years (1/3 each year)	6 years	None

The transactions for shares under options were: (shares in millions)

	2005	2004	2003

Outstanding, beginning of year:
Number of options	89.6	87.8	81.6
Weighted average exercise price	$33.34	$32.50	$33.19
Granted:
Number of options	7.0	8.8	16.8
Weighted average exercise price	$29.48	$35.63	$24.93
Exercised:
Number of options	(3.7)	(5.6)	(8.0)
Weighted average exercise price	$20.14	$23.34	$23.29
Expired or forfeited:
Number of options	(4.3)	(1.4)	(2.6)
Weighted average exercise price	$35.34	$37.87	$32.58

Outstanding, end of year:
Number of options	88.6	89.6	87.8
Weighted average exercise price	$33.50	$33.34	$32.50

Exercisable, end of year:
Number of options	84.4	73.5	71.6
Weighted average exercise price	$34.03	$34.39	$34.22

Shares available for future options	32.4	35.1	13.1

The following tables summarize certain stock option information at December 31, 2005: (shares in millions)

Options Outstanding

Range of exercise price	Number	Weighted average remaining life	Weighted average exercise price

$ 4.38 - $12.15	0.3	1.00	$11.46
$12.16 - $19.93	1.6	1.63	16.78
$19.94 - $27.71	13.8	5.54	22.58
$27.72 - $35.49	23.0	3.99	31.06
$35.50 - $45.59	49.9	3.89	38.30

Total	88.6	4.12	33.50

Options Exercisable

Range of exercise price	Number	Weighted average exercise price

$ 4.38 - $12.15	0.3	$11.46
$12.16 - $19.93	1.6	16.78
$19.94 - $27.71	9.7	22.58
$27.72 - $35.49	22.9	31.06
$35.50 - $45.59	49.9	38.30

Total	84.4	34.03

Beginning in January of 2004, in addition to stock option awards, the company has granted stock awards and performance share awards. Both vest three years from the date of grant. Performance share awards are issued at target and the final award amount is determined at the end of the performance period.

The following table summarizes the non-vested stock and performance share awards: (shares in millions)

	2005	2004

Outstanding, beginning of year	1.5	—
Granted	1.7	1.5
Forfeited	(0.2)	—
Performance share adjustment	(0.4)	—

Outstanding, end of year	2.6	1.5

Shares reserved for future grants	9.3	10.5

After-tax compensation expense	$16	$9

Share Activity (number of shares)

	Common stock

	Treasury	Net outstanding

Balance at end of 2002	(79,755,076)	844,819,462
Stock issued:
Alcoa Alumínio minority interest acquisition (F)	17,773,541	17,773,541
Compensation plans	5,897,683	5,897,683

Balance at end of 2003	(56,083,852)	868,490,686
Treasury shares purchased	(1,777,354)	(1,777,354)
Stock issued:
Compensation plans	4,266,751	4,266,751

Balance at end of 2004	(53,594,455)	870,980,083
Treasury shares purchased	(4,334,000)	(4,334,000)
Stock issued:
Compensation plans	3,622,430	3,622,430

Balance at end of 2005	(54,306,025)	870,268,513

There were 546,024 shares of preferred stock outstanding and 924,574,538 shares of common stock issued at the end of each year presented.

S. Earnings Per Share

Basic earnings per common share (EPS) amounts are computed by dividing earnings after the deduction of preferred stock dividends by the average number of common shares outstanding. Diluted EPS amounts assume the issuance of common stock for all potentially dilutive equivalents outstanding.

The information used to compute basic and diluted EPS on income from continuing operations follows. (shares in millions)

	2005	2004	2003

Income from continuing operations	$1,257	$1,369	$1,012
Less: preferred stock dividends	2	2	2

Income from continuing operations available to common shareholders	$1,255	$1,367	$1,010

Average shares outstanding—basic	871.7	869.9	853.4
Effect of dilutive securities:
Shares issuable upon exercise of dilutive stock options	5.2	7.5	3.2

Average shares outstanding—diluted	876.9	877.4	856.6

Options to purchase 73 million shares of common stock at an average exercise price of $36 per share were outstanding as of December 31, 2005. Options to purchase 56 million shares of common stock at an average exercise price of $38 per share were outstanding as of December 31, 2004. Options to purchase 51 million shares of common stock at an average exercise price of $38 per share were outstanding as of December 31, 2003. These amounts were not included in the computation of diluted EPS because the option exercise price was greater than the average market price of the common shares.

T. Income Taxes

The components of income from continuing operations before taxes on income were:

	2005	2004	2003

U.S.	$220	$257	$310
Foreign	1,750	1,896	1,335

	$1,970	$2,153	$1,645

The provision for taxes on income from continuing operations consisted of:

	2005	2004	2003

Current:
U.S. federal*	$(50)	$174	$(54)
Foreign	482	445	304
State and local	38	15	17

	470	634	267

Deferred:
U.S. federal*	25	(161)	132
Foreign	(28)	54	(4)
State and local	(13)	12	—

	(16)	(95)	128

Total	$454	$539	$395

*	Includes U.S. taxes related to foreign income

Included in discontinued operations is a tax cost of $57 in 2005 and tax benefits of $6 in 2004 and $17 in 2003.

The exercise of employee stock options generated a tax benefit of $9 in 2005, $21 in 2004, and $23 in 2003. This amount was credited to additional capital and reduced current taxes payable.

Reconciliation of the U.S. federal statutory rate to Alcoa’s effective tax rate for continuing operations follows.

	2005	2004	2003

U.S. federal statutory rate	35.0%	35.0%	35.0%
Taxes on foreign income	(7.5)	(9.6)	(7.5)
State taxes net of federal benefit	0.8	0.7	0.9
Minority interests	0.6	0.5	1.1
Permanent differences on asset disposals	2.4	(1.1)	(0.1)
Audit and other adjustments to prior years’ accruals*	(7.0)	0.7	(4.1)
Other	(1.3)	(1.2)	(1.3)

Effective tax rate	23.0%	25.0%	24.0%

*	2005 includes the finalization of certain tax reviews and audits, decreasing the effective tax rate by approximately 6.2 percentage points.

The components of net deferred tax assets and liabilities follow.

	2005		2004
December 31	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities

Depreciation	$—	$1,432	$—	$1,434
Employee benefits	1,455	—	1,422	—
Loss provisions	392	—	420	—
Deferred income/expense	116	188	113	202
Tax loss carryforwards	492	—	498	—
Tax credit carryforwards	206	—	348	—
Unrealized gains on available-for-sale securities	—	171	—	119
Other	218	178	199	156

	2,879	1,969	3,000	1,911
Valuation allowance	(127)	—	(120)	—

	$2,752	$1,969	$2,880	$1,911

Of the total deferred tax assets associated with the tax loss carryforwards, $86 expires over the next ten years, $183 over the next 20 years, and $223 is unlimited. Of the tax credit carryforwards, $92 is unlimited, with the balance expiring over the next ten years. A substantial portion of the valuation allowance relates to the loss carryforwards because the ability to generate sufficient foreign taxable income in future years is uncertain. The net change in the valuation allowance for foreign net operating losses and tax credits resulted in a tax cost of $7 in 2005 and the recognition of a tax benefit of $21 in 2004. Approximately $31 of the valuation allowance relates to acquired companies for which subsequently recognized benefits will reduce goodwill.

The cumulative amount of Alcoa’s foreign undistributed net earnings for which no deferred taxes have been provided was $7,562 at December 31, 2005. Management has no plans to distribute such earnings in the foreseeable future. It is not practical to determine the deferred tax liability on these earnings. Alcoa did not utilize the American Job Creation Act of 2004 provision that allows companies to repatriate earnings from foreign subsidiaries at a reduced U.S. tax rate.

U. Lease Expense

Certain equipment, warehousing and office space, and ocean-going vessels are under operating lease agreements. Total expense from continuing operations for all leases was $261 in 2005, $245 in 2004, and $214 in 2003. Under long-term operating leases, minimum annual rentals are $214 in 2006, $176 in 2007, $131 in 2008, $109 in 2009, $118 in 2010, and a total of $273 for 2011 and thereafter.

V. Interest Cost Components

	2005	2004	2003

Amount charged to expense	$339	$271	$314
Amount capitalized	58	27	21

	$397	$298	$335

W. Pension Plans and Other Postretirement Benefits

Alcoa maintains pension plans covering most U.S. employees and certain other employees. Pension benefits generally depend on length of service, job grade, and remuneration. Substantially all benefits are paid through pension trusts that are sufficiently funded to ensure that all plans can pay benefits to retirees as they become due. Most U.S. salaried and non-union hourly employees hired after March 1, 2006 will participate in a defined contribution plan instead of the current defined benefit plan.

Alcoa maintains health care and life insurance benefit plans covering most eligible U.S. retired employees and certain other retirees. Generally, the medical plans pay a percentage of medical expenses, reduced by deductibles and other coverages. These plans are generally unfunded, except for certain benefits funded through a trust. Life benefits are generally provided by insurance contracts. Alcoa retains the right, subject to existing agreements, to change or eliminate these benefits. All U.S. salaried and certain hourly employees hired after January 1, 2002 will not have postretirement health care benefits. Alcoa uses a December 31 measurement date for the majority of its plans.

Obligations and Funded Status

	Pension benefits		Postretirement benefits

December 31	2005	2004	2005	2004

Change in projected benefit obligation
Benefit obligation at beginning of year	$10,751	$10,268	$3,829	$3,661
Service cost	209	204	33	31
Interest cost	619	617	216	221
Amendments	—	(4)	(26)	(6)
Actuarial losses (gains)	487	220	(47)	276
Acquisitions	20	—	—	—
Divestitures	(5)	(10)	(1)	—
Benefits paid, net of participants’ contributions	(685)	(668)	(349)	(355)
Other transfers, net	—	46	—	—
Exchange rate	(64)	78	1	1

Projected benefit obligation at end of year	$11,332	$10,751	$3,656	$3,829

Change in plan assets
Fair value of plan assets at beginning of year	$8,800	$8,386	$157	$137
Actual return on plan assets	866	927	13	20
Acquisitions	16	—	—	—
Employer contributions	383	101	—	—
Participants’ contributions	26	24	—	—
Benefits paid	(690)	(676)	—	—
Administrative expenses	(24)	(28)	—	—
Other transfers, net	—	27	—	—
Exchange rate	(54)	39	—	—

Fair value of plan assets at end of year	$9,323	$8,800	$170	$157

Funded status	$(2,009)	$(1,951)	$(3,486)	$(3,672)
Unrecognized net actuarial loss	2,187	1,912	1,028	1,133
Unrecognized net prior service cost (benefit)	51	73	(37)	(7)

Net amount recognized	$229	$34	$(2,495)	$(2,546)

Amounts recognized in the Consolidated Balance Sheet consist of:
Prepaid benefit	$150	$83	$—	$—
Accrued benefit liability	(1,674)	(1,587)	(2,495)	(2,546)
Intangible asset	35	53	—	—
Accumulated other comprehensive loss	1,718	1,485	—	—

Amount recognized	229	34	(2,495)	(2,546)
Amounts attributed to joint venture partners	10	17	38	38

Net amount recognized	$239	$51	$(2,457)	$(2,508)

Components of Net Periodic Benefit Costs

	Pension benefits			Postretirement benefits

	2005	2004	2003	2005	2004	2003

Service cost	$209	$204	$194	$33	$31	$31
Interest cost	619	617	609	216	221	237
Expected return on plan assets	(719)	(719)	(727)	(14)	(13)	(11)
Amortization of prior service cost (benefit)	22	39	38	4	(6)	(32)
Recognized actuarial loss	95	61	8	59	46	40

Net periodic benefit costs	$226	$202	$122	$298	$279	$265

An increase in the minimum pension liability resulted in a charge to shareholders’ equity of $148 in 2005 and $21 in 2004.

The projected benefit obligation for all defined benefit pension plans was $11,332 and $10,751 at December 31, 2005 and 2004, respectively.

The accumulated benefit obligation for all defined benefit pension plans was $10,876 and $10,326 at December 31, 2005 and 2004, respectively.

The aggregate projected benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $11,071 and $8,982, respectively, as of December 31, 2005, and $10,518 and $8,343, respectively, as of December 31, 2004. The aggregate accumulated benefit obligation and fair value of plan assets with accumulated benefit obligations in excess of plan assets were $10,163 and $8,504, respectively, as of December 31, 2005, and $10,086 and $8,320, respectively, as of December 31, 2004.

At December 31, 2005 and 2004, the long-term accrued pension benefits on the Consolidated Balance Sheet were $1,500 and $1,513, respectively. The total accrued benefit liability was $1,674 in 2005 and $1,587 in 2004, which included the current portion of the liability of $154 in 2005 and $57 in 2004 and the amounts attributed to joint venture partners of $20 in 2005 and $17 in 2004. At December 31, 2005 and 2004, the prepaid pension benefits on the Consolidated Balance Sheet were $144 and $83, respectively. The total prepaid benefit was $150 in 2005 and $83 in 2004, which included amounts attributed to joint venture partners of $6 in 2005. At December 31, 2005 and 2004, the intangible pension asset on the Consolidated Balance Sheet was $31 and $53, respectively. The total intangible asset was $35 in 2005 and $53 in 2004, which included amounts attributed to joint venture partners of $4 in 2005.

The unrecognized net actuarial loss for pension benefit plans at December 31, 2005 of $2,187 has primarily resulted from the decline in interest rates over the past four years. To the extent those losses exceed certain thresholds, the excess will continue to be recognized as prescribed under SFAS No. 87, “Employers’ Accounting for Pensions.” Generally, these amounts are amortized over the estimated future service of plan participants, which is 14 years.

The benefit obligation for postretirement benefit plans and net amount recognized were $3,656 and $2,495, respectively, as of December 31, 2005, and $3,829 and $2,546, respectively, as of December 31, 2004. Of the net amount recognized, the long-term, current, and amounts attributed to joint venture partners were $2,105, $352, and $38, respectively, as of December 31, 2005, and $2,150, $358, and $38, respectively, as of December 31, 2004.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

Currently, Alcoa pays a portion of the prescription drug cost for certain retirees. The benefits were determined to be actuarially equivalent based on an analysis of Alcoa’s existing prescription drug plan provisions and claims experience as compared to the Medicare Part D prescription drug benefit that will be effective in 2006.

As of December 31, 2005 and 2004, Alcoa recognized the effects of the Act in the measure of its Accumulated Postretirement Benefit Obligation (APBO) for certain retiree groups in accordance with FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” At December 31, 2003, recognition of the subsidy for certain retiree groups as an offset to plan costs resulted in a $190 reduction in the APBO. The reduction in the APBO is included with other deferred actuarial gains and losses. For other retiree groups not previously recognized at December 31, 2003, the impact of the potential subsidy benefit was recognized at December 31, 2005 and resulted in a $220 reduction to the APBO. Alcoa has not reflected any changes in participation in the company plan as a result of the Act. The reduction in APBO represents the value of the subsidy and does not reflect any other changes. The subsidy is estimated to reduce the prescription drug portion of the per capita cost by 24% for Medicare-eligible retirees.

The net periodic benefit cost for postretirement benefits for the year ended December 31, 2005 reflected a reduction of $24 related to the recognition of the federal subsidy under Medicare Part D. Subsequent net periodic postretirement benefit costs will be adjusted to reflect the lower interest cost due to the lower APBO. To the extent deferred gains and losses exceed certain thresholds, the excess will continue to be recognized as prescribed under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Additionally, the projected reduction to the 2006 net periodic postretirement benefit cost, due to the $220 reduction to the APBO determined in 2005, is $26.

The unrecognized net actuarial loss for postretirement benefit plans at December 31, 2005 of $1,028 primarily resulted from the decline in interest rates over the past four years. To the extent those losses exceed certain thresholds, the excess will continue to be recognized. Generally, these amounts are amortized over the estimated future service of plan participants, which is 12 years.

Assumptions

Weighted average assumptions used to determine benefit obligations are as follows:

December 31	2005	2004

Discount rate	5.70%	6.00%
Rate of compensation increase	4.00	4.50

The discount rate is determined using a yield curve model developed by the company’s external actuaries. The plan’s projected benefit obligation cash flows are discounted using yields on high quality corporate bonds to produce a single equivalent rate. The plan’s cash flows have an average duration of 13 years.

The rate of compensation increase is based upon actual experience.

Weighted average assumptions used to determine the net periodic benefit cost are as follows:

	2005	2004	2003

Discount rate	6.00%	6.25%	6.75%
Expected long-term return on plan assets	9.00	9.00	9.00
Rate of compensation increase	4.50	5.00	5.00

The expected return on plan assets is based on historical performance as well as expected future rates of return on plan assets considering the current investment portfolio mix and the long-term investment strategy. The 10-year moving average of actual performance has consistently exceeded 9% over the past 20 years.

Assumed health care cost trend rates are as follows:

	2005	2004	2003

Health care cost trend rate assumed for next year	8.0%	8.0%	9.0%
Rate to which the cost trend rate gradually declines	5.0%	5.0%	5.0%
Year that the rate reaches the rate at which it is assumed to remain	2010	2009	2009

The health care cost trend rate in the calculation of the 2004 benefit obligation was 8.0% from 2004 to 2005 and 8.0% from 2005 to 2006. Actual annual company health care trend experience over the past three years has ranged from 5.0% to 7.5%. The 8% trend rate will be maintained for 2006.

Assumed health care cost trend rates have an effect on the amounts reported for the health care plan. A one-percentage point change in these assumed rates would have the following effects:

	1% increase	1% decrease

Effect on total of service and interest cost components	$8	$(7)
Effect on postretirement benefit obligations	129	(108)

Plan Assets

Alcoa’s pension and postretirement plans’ investment policy, weighted average asset allocations at December 31, 2005 and 2004, and target allocations for 2006, by asset category, are as follows:

		Plan assets at December 31		Target %

Asset category	Policy range	2005	2004	2006

Equity securities	35–60%	57%	56%	53%
Debt securities	30–55%	34	35	35
Real estate	5–15%	5	5	6
Other	0–15%	4	4	6

Total		100%	100%	100%

The basic goal underlying the pension plan investment policy is to ensure that the assets of the plan, along with expected plan sponsor contributions, will be invested in a prudent manner to meet the obligations of the plan as those obligations come due. Investment practices must comply with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and any other applicable laws and regulations.

Numerous asset classes with differing expected rates of return, return volatility, and correlations are utilized to reduce risk by providing diversification. Debt securities comprise a significant portion of the portfolio due to their plan-liability-matching characteristics and to address the plan’s cash flow requirements. Additionally, diversification of investments within each asset class is utilized to further reduce the impact of losses in single investments. The use of derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives.

Cash Flows

In 2005, contributions to Alcoa’s pension plans were $383, of which $300 was voluntary. The minimum required cash contribution to the pension plans in 2006 is estimated to be $154.

Benefit payments expected to be paid to plan participants and expected subsidy receipts are as follows:

Year ended December 31	Pension benefits	Post- retirement benefits	Subsidy receipts

2006	$700	$352	$25
2007	700	350	25
2008	700	350	30
2009	750	350	30
2010	750	350	30
2011 through 2015	4,100	1,750	180

	$7,700	$3,502	$320

Other Plans

Alcoa also sponsors a number of defined contribution pension plans. Expenses were $127 in 2005, $118 in 2004, and $107 in 2003.

X. Other Financial Instruments and Derivatives

Other Financial Instruments. The carrying values and fair values of Alcoa’s financial instruments follow.

	2005		2004
December 31	Carrying value	Fair value	Carrying value	Fair value

Cash and cash equivalents	$762	$762	$457	$457
Short-term investments	7	7	6	6
Noncurrent receivables	138	138	18	18
Available-for-sale investments	733	733	527	527
Short-term debt	58	58	57	57
Short-term borrowings	300	300	267	267
Commercial paper	912	912	630	630
Long-term debt	5,279	5,576	5,345	5,967

The methods used to estimate the fair values of certain financial instruments follow.

Cash and Cash Equivalents, Short-Term Investments, Short-Term Debt, Short-Term Borrowings, and Commercial Paper. The carrying amounts approximate fair value because of the short maturity of the instruments.

Noncurrent Receivables. The fair value of noncurrent receivables is based on anticipated cash flows which approximates carrying value.

Available-for-Sale Investments. The fair value of investments is based on readily available market values. Investments in marketable equity securities are classified as “available for sale” and are carried at fair value.

Long-Term Debt. The fair value is based on interest rates that are currently available to Alcoa for issuance of debt with similar terms and remaining maturities.

Derivatives. Alcoa uses derivative financial instruments for purposes other than trading. Fair value gains (losses) of material hedging contracts were:

	2005	2004

Aluminum	$4	$211
Interest rates	(100)	(42)
Other commodities, principally natural gas	201	53
Currencies	83	38

Aluminum consists of hedge contracts with gains of $245. This is mostly offset by losses on embedded derivatives in power contracts in Iceland and Brazil and our share of losses on hedge contracts of Norwegian smelters that are accounted for under the equity method.

Fair Value Hedges

Aluminum. Customers often require Alcoa to enter into long-term, fixed-price commitments. These commitments expose Alcoa to the risk of higher aluminum prices between the time the order is committed and the time that the order is shipped. Alcoa’s aluminum commodity risk management policy is to manage, principally through the use of futures and options contracts, the aluminum price risk associated with a portion of its firm commitments. These contracts cover known exposures, generally within three years.

Interest Rates. Alcoa uses interest rate swaps to help maintain a strategic balance between fixed- and floating-rate debt and to manage overall financing costs. As of December 31, 2005, the company had pay floating, receive fixed interest rate swaps that were designated as fair value hedges. These hedges effectively convert the interest rate from fixed to floating on $2,500 of debt, through 2018. For additional information on interest rate swaps and their effect on debt and interest expense, see Note K.

Currencies. Alcoa uses cross-currency interest rate swaps that effectively convert its U.S. dollar denominated debt into Brazilian reais debt at local interest rates.

There were no transactions that ceased to qualify as a fair value hedge in 2005.

Cash Flow Hedges

Interest Rates. There were no cash flow hedges of interest rate exposures outstanding as of December 31, 2005. Alcoa previously used interest rate swaps to establish fixed interest rates on anticipated borrowings between June 2005 and June 2006. Due to a change in forecasted borrowing requirements, resulting from the early retirement of debt in June 2004 and a forecasted increase in future operating cash flows resulting from improved market conditions, it was judged no longer probable that the anticipated borrowings would occur in 2005 and 2006. Therefore, Alcoa recognized $33 of gains that had been deferred on previously settled swaps and $44 of additional gains to terminate the remaining interest rate swaps. These gains were recorded in other income in the second quarter of 2004.

Currencies. Alcoa is subject to exposure from fluctuations in foreign currency exchange rates. Foreign currency exchange contracts may be used from time to time to hedge the variability in cash flows from the forecasted payment or receipt of currencies other than the functional currency. These contracts cover periods commensurate with known or expected exposures, generally within three years. The U.S. dollar notional amount of all foreign currency contracts was approximately $240 and $400 as of December 31, 2005 and 2004, respectively. The majority of these contracts were hedging foreign currency exposure in Brazil.

Commodities. Alcoa anticipates the continued requirement to purchase aluminum and other commodities such as natural gas, fuel oil, and electricity for its operations. Alcoa enters into futures and forward contracts to reduce volatility in the price of these commodities.

Other

Alcoa has also entered into certain derivatives to minimize its price risk related to other customer sales and pricing arrangements. Alcoa has not qualified these contracts for hedge accounting treatment and therefore, the fair value gains and losses on these contracts are recorded in earnings. The impact to earnings was not significant in 2005 and was a gain of $29 in 2004.

Alcoa has entered into power supply contracts that contain pricing provisions related to the LME aluminum price. The LME-linked pricing features are considered embedded derivatives. A majority of these embedded derivatives have been designated as cash flow hedges of future sales of aluminum. Gains and losses on the remainder of these embedded derivatives are recognized in earnings. The impact to earnings was a loss of $21 in 2005 and a loss of $24 in 2004.

The disclosures with respect to commodity prices, interest rates, and foreign exchange risk do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on the futures contracts may be offset. Actual results will be determined by a number of factors that are not under Alcoa’s control and could vary significantly from those factors disclosed.

Alcoa is exposed to credit loss in the event of nonperformance by counterparties on the above instruments, as well as credit or performance risk with respect to its hedged customers’ commitments. Although nonperformance is possible, Alcoa does not anticipate nonperformance by any of these parties. Contracts are with creditworthy counterparties and are further supported by cash, treasury bills, or irrevocable letters of credit issued by carefully chosen banks. In addition, various master netting arrangements are in place with counterparties to facilitate settlement of gains and losses on these contracts.

For further information on Alcoa’s hedging and derivatives activities, see Notes A and K.

Y. Environmental Matters

Alcoa continues to participate in environmental assessments and cleanups at a number of locations. These include approximately 35 owned or operating facilities and adjoining properties, approximately 33 previously owned facilities and adjoining properties, and approximately 61 waste sites, including Superfund sites. A liability is recorded for environmental remediation costs or damages when a cleanup program becomes probable and the costs or damages can be reasonably estimated. See Note A for additional information.

As assessments and cleanups proceed, the liability is adjusted based on progress made in determining the extent of remedial actions and related costs and damages. The liability can change substantially due to factors such as the nature and extent of contamination, changes in remedial requirements, and techno logical changes. Therefore, it is not possible to determine the outcomes or to estimate with any degree of accuracy the potential costs for certain of these matters.

The following discussion provides additional details regarding the current status of Alcoa’s significant sites where the final outcome cannot be determined or the potential costs in the future cannot be estimated.

Massena, NY—Alcoa has been conducting investigations and studies of the Grasse River, adjacent to Alcoa’s Massena, NY plant site, under order from the U.S. Environmental Protection Agency (EPA) issued under the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund. Sediments and fish in the river contain varying levels of polychlorinated biphenyl (PCB).

In 2002, Alcoa submitted an Analysis of Alternatives Report that detailed a variety of remedial alternatives with estimated costs ranging from $2 to $525. Because the selection of the $2 alternative (natural recovery) was considered remote, Alcoa adjusted the reserve for the Grasse River in 2002 to $30, representing the low end of the range of possible alternatives, as no single alternative could be identified as more probable than the others.

In June of 2003, based on river observations during the spring of 2003, the EPA requested that Alcoa gather additional field data to assess the potential for sediment erosion from winter river ice formation and breakup. The results of these additional studies, submitted in a report to the EPA in April of 2004, suggest that this phenomenon has the potential to occur approximately every 10 years and may impact sediments in certain portions of the river under all remedial scenarios. The EPA informed Alcoa that a final remedial decision for the river could not be made without substantially more information, including river pilot studies on the effects of ice formation and breakup on each of the remedial techniques. Alcoa submitted to EPA and EPA approved a Remedial Options Pilot Study (ROPS) to gather this information. The scope of this study includes sediment removal and capping, the installation of an ice control structure, and significant monitoring.

In May of 2004, Alcoa agreed to perform the study at an estimated cost of $35. Most of the construction work was completed in 2005 with monitoring proposed for 2006. The findings will be incorporated into a revised Analysis of Alternatives Report, which is expected to be submitted in 2007. This information will be used by the EPA to propose a remedy for the entire river.

Alcoa adjusted the reserves in the second quarter of 2004 to include the $35 for the ROPS. This was in addition to the $30 previously reserved. With the exception of the natural recovery remedy, none of the existing alternatives in the 2002 Analysis of Alternatives Report is more probable than the others, and the results of the ROPS are necessary to revise the scope and estimated cost of many of the current alternatives.

The EPA’s ultimate selection of a remedy could result in additional liability. Alcoa may be required to record a subsequent reserve adjustment at the time the EPA’s Record of Decision is issued, which is expected in 2008 or later.

Sherwin, TX—In connection with the sale of the Sherwin alumina refinery in Texas, which was required to be divested as part of the Reynolds merger in 2000, Alcoa has agreed to retain responsibility for the remediation of then-existing environmental conditions, as well as a pro rata share of the final closure of the active waste disposal areas, which remain in use. Alcoa’s share of the closure costs is proportional to the total period of operation of the active waste disposal areas. Alcoa estimated its liability for the active disposal areas by making certain assumptions about the period of operation, the amount of material placed in the area prior to closure, and the appropriate technology, engineering, and regulatory status applicable to final closure. The most probable cost for remediation has been reserved. It is reasonably possible that an additional liability, not expected to exceed $75, may be incurred if actual experience varies from the original assumptions used.

East St. Louis, IL—In response to questions regarding environmental conditions at the former East St. Louis, IL operations, Alcoa entered into an administrative order with the EPA in December 2002 to perform a remedial investigation and feasibility study of an area used for the disposal of bauxite residue from historic alumina refining operations. A draft feasibility study was submitted to the EPA in April 2005. The feasibility study includes remedial alternatives that range from no further action at $0 to significant grading, stabilization, and water management of the bauxite residue disposal areas at $75. Because the selection of the $0 alternative was considered remote, Alcoa increased the environmental reserve for this location by $15 in the second quarter of 2005, representing the low end of the range of possible alternatives which meets the remedy selection criteria, as no alternative could be identified as more probable than the others. The EPA has not completed a final review of the feasibility study, and the EPA’s selection of a remedy could result in additional liability. Alcoa may be required to record a subsequent reserve adjustment at the time the EPA’s Record of Decision is issued.

Based on the foregoing, it is possible that Alcoa’s results of operations, in a particular period, could be materially affected by matters relating to these sites. However, based on facts currently available, management believes that adequate reserves have been provided and that the disposition of these matters will not have a materially adverse effect on the financial position or liquidity of the company.

Alcoa’s remediation reserve balance at the end of 2005 and 2004 was $390 and $391 (of which $40 and $73 were classified as a current liability), respectively, and reflects the most probable costs to remediate identified environmental conditions for which costs can be reasonably estimated. Remediation expenses charged to the reserve were approximately $53 in 2005, $46 in 2004, and $32 in 2003. These amounts include expenditures currently mandated, as well as those not required by any regulatory authority or third party. The reserve balance was increased by $52 in 2005, primarily due to the reserve recorded for the acquired Russian fabricating facilities in the first quarter and for the East St. Louis, IL facility which was recorded in the second quarter of 2005. In 2004, the reserve increased by $42, primarily for the additional reserve recorded for the Grasse River site.

Included in annual operating expenses are the recurring costs of managing hazardous substances and environmental programs. These costs are estimated to be about 2% of cost of goods sold.

Supplemental Financial Information (unaudited)

Quarterly Data

(dollars in millions, except per-share amounts)

The financial information for all periods presented has been reclassified to reflect assets held for sale and discontinued operations. See Note B to the Consolidated Financial Statements for further information.

	First	Second	Third	Fourth	Year

2005
Sales	$6,099	$6,532	$6,401	$6,536	$25,568
Income from continuing operations	269	490	285	213	1,257
(Loss) income from discontinued operations (B)	(9)	(30)	4	13	(22)
Cumulative effect of accounting change (C)	—	—	—	(2)	(2)
Net income	260	460	289	224	1,233

Earnings (loss) per share:
Basic:
Income from continuing operations	.31	.56	.33	.24	1.44
(Loss) income from discontinued operations	(.01)	(.03)	—	.02	(.03)
Cumulative effect of accounting change	—	—	—	—	—
Net income	.30	.53	.33	.26	1.41
Diluted:
Income from continuing operations	.31	.56	.32	.24	1.43
(Loss) income from discontinued operations	(.01)	(.04)	.01	.02	(.03)
Cumulative effect of accounting change	—	—	—	—	—
Net income	.30	.52	.33	.26	1.40

	First	Second	Third	Fourth	Year

2004
Sales	$5,397	$5,737	$5,639	$5,836	$22,609
Income from continuing operations	346	392	284	347	1,369
Income (loss) from discontinued operations (B)	9	12	(1)	(79)	(59)
Net income	355	404	283	268	1,310

Earnings (loss) per share:
Basic:
Income from continuing operations	.40	.45	.33	.40	1.57
Income (loss) from discontinued operations	.01	.01	(.01)	(.09)	(.07)
Net income	.41	.46	.32	.31	1.50
Diluted:
Income from continuing operations	.39	.45	.32	.39	1.56
Income (loss) from discontinued operations	.01	.01	—	(.09)	(.07)
Net income	.40	.46	.32	.30	1.49

Number of Employees

	2005	2004	2003

U.S.	45,300	47,800	49,300
Other Americas	35,800	35,200	35,300
Europe	39,300	28,500	27,700
Pacific	8,600	7,500	7,700

	129,000	119,000	120,000